EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

By and Among

ARIEL WAY, INC.,

GOVERNMENT-BUYS, INC.,

and

GARY BLOCK

April 5, 2011

TABLE OF CONTENTS

ARTICLE I

PURCHASE AND SALE OF STOCK

1.1	Purchase and Sale of Shares of Company Stock	1
1.2	Execution of Agreement	1
1.3	Purchase Price for Shares of Company's Stock	1
1.4	Effect of Purchaser's Acquisition of the Company’s Stock; Operation of Company as Subsidiary	2
1.5	Restrictions on Transfer of Securities	2
1.6	Repurchase Option	3

ARTICLE II

CLOSING

2.1	Date and Time of Closing	4

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company and the Stockholder		4
	(a)	Authorization	4
	(b)	Organization; Subsidiary	4
	(c)	Capitalization	5
	(d)	Financial Statements	5
	(e)	Owned Real Property	5
	(f)	Leased Real Property	5
	(g)	Title	6
	(h)	Fixed Assets; Condition of Assets	6
	(i)	Intellectual Property	7
	(j)	Inventory	7
	(k)	Accounts Receivable	8
	(l)	Accounts Payable	8
	(m)	Absence of Undisclosed Liabilities	8
	(n)	Absence of Certain Changes or Events	8
	(o)	Agreements	9
	(p)	Non-Contravention; Consents	11
	(q)	Employee Benefit Plans	12
	(r)	Labor Relations	13
	(s)	Insurance	13
	(t)	Tax Matters	13
	(u)	Compliance with Applicable Law	16
	(v)	Litigation.	16
	(w)	Permits	16
	(x)	Restrictive Covenants	16

i

	(y)	Unlawful Payments	17
	(z)	Warranties	17
	(aa)	Officers, Directors and Employees	17
	(bb)	Loans to or from Affiliates	17
	(cc)	Customers and Suppliers	17
	(dd)	Books and Records	17
	(ee)	Bank Accounts	18
	(ff)	Information Technology; Security and Privacy	18
	(gg)	Money Laundering	18
	(hh)	Investment Purpose	18
	(ii)	Solvency of the Company	18
	(jj)	Assets Necessary to the Business	18
	(kk)	Agreements with Affiliates	19
	(ll)	Accuracy of Information Furnished	19
	(mm)	Brokers	19
3.2	Representations and Warranties of the Purchaser		19
	(a)	Authorization	19
	(b)	Organization	19
	(c)	Capitalization	19
	(d)	Non-Contravention; Consents	20
	(e)	Litigation	20
	(f)	Accuracy of Information Furnished	20
	(g)	Compliance with Applicable Law	20
	(h)	Brokers	21
3.3	Survival of Representations and Warranties		21

ARTICLE IV

COVENANTS

4.1	Covenants of the Company and the Stockholder		21
	(a)	Notification	21
	(b)	Additional Financial Statements	21
	(c)	Additional Summaries of Accounts Receivable	21
	(d)	Additional Summaries of Accounts Payable	21
	(e)	Additional Summaries of Inventory	21
	(f)	Conduct of Business; Certain Covenants	22
	(g)	Proposals; Other Offers	24
	(h)	Best Efforts and Cooperation; Further Assurances	24
	(i)	Access to Additional Agreements and Information	24
	(j)	Non-Competition and Non-Solicitation	25
4.2	Covenants of Purchaser		26
	(a)	Notice of Defaults	26
	(b)	Third Party Consents	26
	(c)	Best Efforts and Cooperation; Further Assurances	26
4.3	Governmental Filings and Consents		26
4.4	Publicity		26
4.5	Purchaser's Right to Investigate		27
	(a)	Obligation of the Company and the Stockholder	27
	(b)	Effectiveness of Representations Notwithstanding Investigation	27

4.6	Audited Financial Statements		27
4.7	Adjustments to Purchase Price		27
4.8	Tax Matters		28

ARTICLE V

CONDITIONS

5.1	Conditions to Obligations of Purchaser		30
	(a)	No Material Adverse Change	30
	(b)	Copies of Resolutions	30
	(c)	Accuracy of Representations and Warranties; Performance of Covenants	30
	(d)	Delivery of Officers' Certificates.	30
	(e)	Delivery of Stock Certificates	30
	(f)	Consents and Waivers	31
	(g)	Litigation	31
	(h)	Closing Balance Sheets	31
	(i)	Employment Agreement	31
	(j)	G4	31
	(k)	Delivery of Documents and Other Information	31
5.2	Conditions to Obligations of the Company and the Stockholder		31
	(a)	Copies of Resolutions	31
	(b)	Accuracy of Representations and Warranties: Performance of Covenants	31
	(c)	Delivery of Officers' Certificates	32
	(d)	Purchase Price	32
	(e)	Consents and Waivers	32
	(f)	Litigation	32
	(g)	Employment Agreement	32

ARTICLE VI

INDEMNIFICATION AND CLAIMS

6.1	Indemnification by the Company and the Stockholder		32
6.2	Claims Against Indemnified Parties		33
6.3	Right of Offset		33
6.4	Indemnification by the Purchaser		33
6.5	Disclosure Generally		34
6.6	Acknowledgment by Purchaser		34

ARTICLE VII

TERMINATION AND REMEDIES FOR BREACH OF THIS AGREEMENT

7.1	Termination by Mutual Agreement		34
7.2	Termination for Failure to Close		35
7.3	Termination by Operation of Law		35
7.4	Termination for Failure to Perform Covenants or Conditions		35
7.5	Effect of Termination or Default; Remedies		35
7.6	Remedies; Specific Performance		35

ARTICLE VIII

MISCELLANEOUS

8.1	Fees and Expenses	36
8.2	Modification, Amendments and Waiver	36
8.3	Assignment	36
8.4	Burden and Benefit	36
8.5	Entire Agreement	36
8.6	Governing Law; Construction	36
8.7	Notices	36
8.8	Counterparts	37
8.9	Rights Cumulative	37
8.10	Severability of Provisions	37
8.11	Headings	38
8.12	Remedies	38
8.13	Confidentiality	38
8.14	No Third-Party Beneficiaries	38

Defined Terms	Section

Accounts Payable	3.1(l)
Accounts Receivable	3.1(k)
Acquisition Note	1.3(a)
Acquisition Note Consideration	1.3(a)
Affiliated Group	3.1(t)
Agreement	Page 1
Audited Balance Sheet	4.6
Audited Financial Statements	4.6
Balance Sheets	3.1(d)
Closing	2.1
Closing Balance Sheet	5.1(h)
Code	3.1(q)
Company	Page 1
Damages	6.1(a)
Defaulting Party	7.6
Employee	3.1(q)
Employee Plan	3.1(q)
ERISA	3.1(q)
G4	4.8(c)
GSA	3.1(n)(vii)
Financial Statements	3.1(d)
Five Year Note	1.3(b)
Five Year Note Consideration	1.3(b)
Indemnified Parties	6.1(a)
Intellectual Property	3.1(i)
Inventory	3.1(j)

Leased Real Property	3.1(f)
Material Adverse Effect	3.1(b)
Money Laundering Laws	3.1(gg)
Net Working Capital	4.7(a)
Non-Defaulting Party	7.6
Repurchase Consideration	1.6(a)
Repurchase Option	1.6(a)
Repurchase Option Closing	1.6(a)
Repurchase Option Exercise Period	1.6(a)
Repurchase Option Notice	1.6(a)
Permits	3.1(w)
Pre-Closing Tax Period	4.8(a)
Purchaser	Page 1
Purchaser Material Adverse Effect	3.2(b)
SEC	1.6(a)(ii)
Section 338(h)(10) Election	4.8(h)
Securities	3.1(hh)
Securities Act	1.5
Seller Damages	6.4(a)
Stock	Page 1
Solvent	3.1(ii)
Straddle Period	4.8(b)
Subsidiary	3.1
Tax, Taxes	3.1(t)
Tax Returns Uncollectible Receivables	3.1(t) 3.1(k)
Warrant	1.2
Warrant Consideration	1.3(c)

v

LIST OF EXHIBITS AND SCHEDULES
TO
STOCK PURCHASE AGREEMENT

EXHIBITS:

Exhibit 1.2	Form of Common Stock Purchase Warrant
Exhibit 1.3(a)	Form of Acquisition Note
Exhibit 1.3(b)	Form of Five Year Note
Exhibit 3.1(d):	Financial Statements
Exhibit 4.1(b):	Additional Financial Statements
Exhibit 4.1(c):	Summary of Accounts Receivable
Exhibit 4.1(d):	Summary of Inventory
Exhibit 5.1(i):	Form of Employment Agreement with Mr. Gary Block

SCHEDULES:

Schedule 1.1:	Stock
Schedule 3.1(b):	Jurisdictions in which Company is Qualified to do Business, Subsidiary
Schedule 3.1(c)	Capitalization
Schedule 3.1(f):	Leased Real Property, Subleases or Subtenancies
Schedule 3.1(i):	Intellectual Property
Schedule 3.1(j):	Inventory
Schedule 3.1(k):	Accounts Receivable
Schedule 3.1(l)	Accounts Payable
Schedule 3.1(n):	Certain Changes or Events
Schedule 3.1(o):	Agreements
Schedule 3.1(p):	Non-Contravention; Consents
Schedule 3.1(q):	Employee Benefit Plans
Schedule 3.1(r):	Labor Disputes
Schedule 3.1(s):	Insurance
Schedule 3.1(t)	Tax Matters
Schedule 3.1(z):	Warranties
Schedule 3.1(aa):	Officers, Directors and Employees
Schedule 3.1(bb):	Loans to or from Affiliates
Schedule 3.1(cc):	Customers and Suppliers
Schedule 3.1(ee):	Bank Accounts
Schedule 3.1(jj):	Assets Necessary to Business
Schedule 3.1(kk)	Agreements with Affiliates
Schedule 3.2(e)	Litigation
Schedule 3.2(g):	Compliance with Applicable Law
Schedule 4.7(c)	Projected Revenue
Schedule 4.8	Allocation Schedule

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into effective as of this 5th day of April, 2011, by and among Ariel Way, Inc., a Florida corporation (the "Purchaser"), Government-Buys, Inc., a Maryland corporation (the "Company"), and Gary Block, the sole stockholder of the Company (the "Stockholder").

WITNESSETH:

WHEREAS, the Stockholder owns all of the issued and outstanding shares of capital stock of the Company as set forth in Schedule 1.1 hereto (the “Stock”) and, as such, the Stockholder desires to sell, assign, transfer and convey to the Purchaser all of the Stockholder's right, title and interest in and to the Stock pursuant to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is the desire of the Purchaser to purchase, obtain and acquire from the Stockholder all of the Stockholder's right, title and interest in and to the Stock pursuant to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the boards of directors of the Purchaser and the Company have each approved and declared it to be advisable and in the best interests of their respective shareholders for the Purchaser to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

ARTICLE I
PURCHASE AND SALE OF STOCK

1.1           Purchase and Sale of Shares of Company Stock.  Upon the terms and subject to the conditions set forth in this Agreement, the Company and the Stockholder hereby agree that on the Closing Date (as defined in Section 2.1, below), the Stockholder shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser hereby agrees to purchase, obtain and acquire from the Stockholder, all of the Stockholder's right, title and interest in and to the Stock as set forth on Schedule 1.1 hereto.  The Stockholder hereby further agrees, upon the terms and subject to the conditions set forth herein, to transfer and deliver to the Purchaser at the Closing (as defined in Section 2.1, below) certificates, properly endorsed in blank or accompanied by a properly executed stock power, representing all of the issued and outstanding Stock.

1.2           Execution of Agreement.  Upon execution of this Agreement and as consideration therefor, Purchaser shall issue and deliver to the Stockholder a common stock purchase warrant to purchase an aggregate of Seventy-Five Million (75,000,000) shares of Purchaser’s common stock, $.001 par value per share (the “Common Stock”) (each warrant, a “Warrant;” and collectively, the “Warrants”), such Warrants to be substantially in the form of the common stock purchase warrant attached hereto as Exhibit 1.2.  In the event the Stockholder exercises the Repurchase Purchase Option pursuant to Section 1.6, below, the Stockholder shall retain all right title and interest in and to the Warrants.

1.3           Purchase Price for Shares of Company’s Stock.  Subject to the terms and conditions of this Agreement, at Closing (as defined in Section 2.1, below), in consideration of and in exchange for the Stockholder’s sale, assignment, transfer, conveyance and delivery of the Stock to the Purchaser, the Purchaser hereby agrees to issue and deliver to the Stockholder the following consideration:

(a)           a promissory note (the “Acquisition Note”) to be issued by the Purchaser in the original aggregate principal amount of $500,000 (the “Acquisition Note Consideration”) in substantially the form attached hereto as Exhibit 1.3(a);

(b)           a promissory note (the “Five Year Note”) to be issued by the Purchaser in the original aggregate principal amount of $1,000,000 (subject to adjustment as set forth in Section 4.7, below) (the “Five Year Note Consideration”) in substantially the form attached hereto as Exhibit 1.3(b); and

(c)           a common stock purchase warrant to purchase an aggregate of 75,000,000 shares of Common Stock of the Purchaser substantially in the form of the common stock purchase warrant attached hereto as Exhibit 1.2 (the “Warrant Consideration”).

(The Acquisition Note Consideration, the Five Year Note Consideration and the Warrant Consideration shall hereinafter collectively be referred to as the “Purchase Price.”)  The Five Year Note Consideration shall be subject to adjustment pursuant to the terms of Section 4.7, below.

1.4           Effect of Purchaser's Acquisition of the Company’s Stock; Operation of Company as Subsidiary.  Upon consummation of the transactions contemplated hereby, the Company shall become a wholly-owned subsidiary of the Purchaser.  The Company may hereinafter be referred to as the "Subsidiary" as the context may require including but not limited to Section 4.1(j).

1.5           Restrictions on Transfer of Securities.

The Stockholder understands and agrees that the Warrant, the Warrant Consideration, the Acquisition Note and the Five Year Note to be issued pursuant to Sections 1.2 and 1.3 above and the shares of the Purchaser’s Common Stock issuable upon exercise of the Warrant and Warrant Consideration will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be issued in one or more transactions that are exempt from such registration requirements pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, will be deemed to be "restricted securities" within the meaning set forth in Rule 144 under the Securities Act, may not be resold without registration under, or an exemption, from the registration requirements of the Securities Act, and that the Company will impose stop transfer instructions against the shares issuable upon exercise of the Warrant and Warrant Consideration. The Warrant, the Warrant Consideration, the Acquisition Note and the Five Year Note issued pursuant to Sections 1.2 and 1.3 and the certificates evidencing shares of Purchaser Common Stock issuable upon exercise of the Warrants and Warrant Consideration shall bear substantially the following legend:

[NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN /THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN/THIS PROMISSORY NOTE HAS NOT BEEN] THE SUBJECT OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND THE SAME HAS/HAVE BEEN [(OR WILL BE, WITH RESPECT TO THE SECURITIES ISSUABLE UPON EXERCISE HEREOF)] ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. [NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY BE/THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE/THIS PROMISSORY NOTE MAY NOT BE] SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (II) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER OR DISPOSITION DOES NOT VIOLATE THE ACT, THE RULES AND REGULATIONS THEREUNDER, OR APPLICABLE STATE SECURITIES LAWS.

            1.6           Repurchase Option.

(a)           In the event that either:

(i)           the Purchaser for any reason, except for acts of God and other unforeseen events and actions over which the Purchaser has no control, shall not (A) pay the principal amount of $500,000 when due pursuant to the terms of the Acquisition Note subject to any cure period or (B) pay the principal amount of $1,000,000 (subject to adjustment pursuant to Section 4.7, below) when due pursuant to the terms of the Five Year Note subject to any cure period; or

(ii)          during a two (2) year period following the Closing Date, YA Global Investments, LP (f/k/a Cornell Capital Partners, LLP) and/or Montgomery Equity Partners, Ltd., in one or a series of transactions converts the shares of Series A Convertible Preferred Stock held by them so that, following such transactions, they beneficially own in the aggregate and collectively at the time of such transactions and as disclosed in a filing with the Securities and Exchange Commission (the “SEC”) 15% or more of the then issued and outstanding shares of the Purchaser’s Common Stock; or

(iii)          at any time prior to the repayment of all amounts due under the terms of the Acquisition Note and Five Year Note, the Purchaser shall intend to sell the Stock or all or substantially all of the assets of the Company to a third party, the Purchaser shall give the Stockholder 45 days advance written notice of such a proposed transaction;

whereupon, the Stockholder shall have an option (the “Repurchase Option”) to re-purchase from the Purchaser all (but not less than all) of the Company’s Stock (together with any shares of capital stock of the Company issued following the Closing Date to the Purchaser or any affiliate of the Purchaser) for aggregate consideration of $100 (the “Repurchase Consideration”).  The Repurchase Option shall be exercisable for a period of 30 days following the first occurrence of an event set forth above (the “Repurchase Option Exercise Period”) and, if not exercised during such Repurchase Option Exercise Period, the Repurchase Option shall automatically terminate and shall be of no further force or effect.  The Stockholder shall exercise his Repurchase Option by delivering written notice to the Purchaser and the Company on or before the expiration of the Repurchase Option Exercise Period (the “Repurchase Option Notice”) together with (i) a check or checks in the amount equal to the Repurchase Consideration and (ii) the original common stock purchase warrant representing the Warrant Consideration for cancellation by the Purchaser. A closing with regard to the Stockholder’s exercise of the Repurchase Option shall occur no later than five business days following the Purchaser’s receipt of the Repurchase Option Notice and Repurchase Consideration from the Stockholder (the “Repurchase Option Closing”).

(b)           In the event the Stockholder exercises the Repurchase Option in accordance with Section 1.6(a):

(i)           as a break-up fee, the Stockholder shall have a right to retain the Warrant issued to Stockholder pursuant to Section 1.2; and

(ii)           the Purchaser’s obligations to pay the principal amount and interest due under the Acquisition Note and Five Year Note shall terminate and such promissory notes shall be delivered to the Purchaser at the Repurchase Option Closing for cancellation and the Stockholder shall, on the Repurchase Option Closing Date, repay the full amount of the principal amount paid by the Purchaser to the Stockholder under the Acquisition Note and Five Year Note; and

(iii)          the Purchaser shall have no further liability or obligation to the Stockholder or the Company under this Agreement, the Acquisition Note or Five Year Note or otherwise.

ARTICLE II

CLOSING

2.1           Date and Time of Closing.  Subject to satisfaction of the conditions set forth in this Agreement and compliance with the other provisions hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place on April 6, 2011 at 10:30 a.m. Eastern Time at the offices of the Purchaser, or remotely, or at such other place and time thereafter as shall be mutually agreeable to the parties hereto (the "Closing Date").

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company and the Stockholder.  The Company and the Stockholder, jointly and severally, except as otherwise specifically provided herein, represent and warrant to the Purchaser as follows (except as set forth below, for purposes of this Section 3.1, the term the “Company” shall include the Company, G4 and each other subsidiary of the Company (each a “Subsidiary;” collectively, the “Subsidiaries”):

(a)           Authorization.  The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the board of directors of the Company and by the Stockholder.  The Company has taken all necessary corporate action and has all the necessary corporate powers to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the officers of the Company on its behalf, and assuming that this Agreement is the valid and binding obligation of the Purchaser, is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  Stockholder represents and warrants that the Stockholder has the ability to consummate the transactions contemplated hereby; that this Agreement has been duly executed and validly delivered by him and that this Agreement is the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other  forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           Organization; Subsidiary.  The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  The Company and each Subsidiary has the corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business as foreign corporation in each jurisdiction where it owns or leases real property or conducts business, except where the failure to be so qualified would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of the Company (“Material Adverse Effect”).  Set forth on Schedule 3.1(b) hereto is a true and correct list of each jurisdiction in which the Company and each Subsidiary is qualified to do business.  The Company does not own any shares of capital stock or other interest in any corporation, partnership, association or other entity except as set forth on Schedule 3.1(b).

(c)           Capitalization.  The Company's authorized, issued and outstanding shares of capital stock as of the date hereof for are set forth on Schedule 3.1(c).  The outstanding shares of the Stock have been duly authorized, validly issued and are fully paid and non-assessable.  The Stockholder hereby represents and warrants that the Stockholder is the sole legal and beneficial owner of the number of shares of Stock as set forth in Schedule 1.1 hereto, which shares, in the aggregate, represent all of the issued and outstanding shares of capital stock of the Company.  The Stockholder hereby represents and warrants that the Stock owned by the Stockholder is owned free of preemptive rights and free and clear of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever.  The Company has not issued any shares of capital stock which could give rise to claims for violation of any federal or state securities laws (including any rules or regulations promulgated thereunder) or the securities laws of any other jurisdiction (including any rules or regulations promulgated thereunder).  As of the date hereof, there are no options, warrants, calls, convertible securities or commitments of any kind whatsoever relating to the Stock to be acquired by the Purchaser pursuant hereto or any of the unissued shares of capital stock of the Company, and there are no voting trusts, voting agreements, stockholder agreements or other agreements or understandings of any kind whatsoever which relate to the voting of the capital stock of the Company or any Subsidiary.

(d)           Financial Statements.  Attached as Exhibit 3.1(d) hereto are unaudited consolidated balance sheets of the Company (including G4) as of December 31, 2010 (the "Balance Sheets"), and unaudited consolidated statements of operations and retained earnings and cash flows for the years ended December 31, 2010 and December 31, 2009 (all of the foregoing, including the notes thereto, may collectively be referred to hereinafter as the "Financial Statements").  The Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates indicated and the results of operations and cash flows of the Company and its Subsidiaries for the respective periods indicated in conformity with United States’ generally accepted accounting principles applied on a consistent basis (“GAAP”).

(e)           Owned Real Property.  Except for the Leased Real Property and any easements or rights-of-way for the benefit of the Company which are appurtenant thereto, the Company does not own any real property.

(f)           Leased Real Property.  Set forth on Schedule 3.1(f) hereto is a true, correct and complete list of all leases and subleases (the "Real Property Leases") with respect to real property leased by the Company as lessee and used in the conduct of its business or otherwise (the "Leased Real Property").  Also set forth on Schedule 3.1(f) is a true, correct and complete list of the monthly or annual rental payments due thereunder as of the date hereof and the expiration dates thereof.  The Company has delivered to the Purchaser true, correct and complete copies of each of the Real Property Leases.  Except as set forth on Schedule 3.1(f), the Company is not required pursuant to the provisions of any of the Real Property Leases or otherwise to obtain the consent of any lessor with respect to the Leased Real Property prior to or in connection with consummation of the transactions contemplated hereby and the Company is not in default under nor, to the best knowledge of the Company and the Stockholder, is any third party in default under any of the Real Property Leases.  The existing subleases or subtenancies for any part of the Leased Real Property shall remain in effect after the Closing Date and, to the best knowledge of the Company and the Stockholder, there is no third party which has any right to purchase, use or otherwise possess all or any part of the Leased Real Property.

(g)           Title.  The Company: (i) holds valid and enforceable leasehold interests in the Leased Real Property; (ii) owns good and marketable title to all of the assets and properties reflected on the December 31, 2010 Balance Sheets or purchased by the Company after the date thereof, except supplies consumed or assets or properties sold in the ordinary course of business subsequent to the date thereof.  To the best knowledge of the Company and the Stockholder, the Leased Real Property is leased free of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever, except:  (A) as stated in the Financial Statements (including the notes thereto); (B) for liens for taxes or assessments not yet due and payable or which are being contested by the Company in good faith; (C) for minor liens imposed by law for sums not yet due or which are being contested by the Company in good faith; and (D) for imperfections of title, adverse claims, charges, restrictions, limitations, encumbrances, liens or security interests that are minor and which do not detract from the value of the Leased Real Property subject thereto or which do not impair the operations of either of the Company or affect the present use of the Leased Real Property.  To the best knowledge of the Company and the Stockholder, there is no condemnation or eminent domain proceeding pending or threatened against the Leased Real Property (or any part thereof).  The Company has not made any commitments or received any notice, oral or written, from any public authority or other entity with respect to the taking or use of the Leased Real Property (or any part thereof), whether temporarily or permanently, for easements, rights-of-way or other public or quasi-public purposes or for any other purpose whatsoever nor, to the best knowledge of the Company and the Stockholder, is there any proceeding pending or threatened which could adversely affect the zoning classification relating to such property or its use by the Company as of the date hereof.  The assets reflected on the December 31, 2010 Balance Sheets or purchased by the Company after the date thereof, are owned free of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever, except:  (A) as stated in the Financial Statements (including the notes thereto); (B) for liens for taxes or assessments not yet due and payable or which are being contested by the Company in good faith; (C) for minor liens imposed by law for sums not yet due or which are being contested by the Company in good faith; and (D) for imperfections of title, adverse claims, charges, restrictions, limitations, encumbrances, liens or security interests that are minor and which do not detract in any material respect from the value of any of the assets subject thereto or which do not impair the operations of the Company in any material respect or affect the present use of the assets in any material respect.  The Company has not made any commitments or received any notice, oral or written, from any public authority or other entity with respect to the taking or use of any of the Company's assets, whether temporarily or permanently, for any purpose whatsoever, nor is there any proceeding pending or, to the best knowledge of the Company or the Stockholder, threatened which could adversely affect any asset owned or used by the Company as of the date hereof.

(h)           Fixed Assets; Condition of Assets.  The Real Property Leases and all other documents and agreements pursuant to which the Company has obtained the right to use or occupy any real property, personal property or assets, are valid and enforceable in all respects in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  To the best knowledge of the Company and the Stockholder, all rights-of-way, easements, licenses, permits and authorizations related to the location or operation of the business of the Company are in good standing and are valid and enforceable in all respects in accordance with their respective terms.  To the best knowledge of the Company and the Stockholder, there is not, under any of the foregoing instruments, documents or agreements, any existing default, nor is there any event which, with notice or lapse of time or both, would constitute a default, which could have a Material Adverse Effect or materially adversely affect their use of the Leased Real Property or the title to its assets.  The Company is not in violation of and has complied with all applicable zoning, building or other codes, statutes, regulations, ordinances, notices and orders of any governmental authority with respect to the occupancy, use, maintenance, condition, operation and improvement of the Leased Real Property or assets, except where the failure to comply would not have a Material Adverse Effect.  The Company's use of any improvements for the purposes for which any of the Leased Real Property or assets are being used as of the date hereof does not violate any such code, statute, regulation, ordinance, notice or order.  The Company possesses all licenses, certificates of occupancy, permits and authorizations required to be obtained by the Company with respect to the Company's operation and maintenance of the Leased Real Property or assets for all uses for which such property is or assets are operated or used by the Company as of the date hereof, except where the failure to do so would not have a Material Adverse Effect.  All of the property or assets owned or leased by the Company are in good operating condition and repair, subject to normal wear and use and each is usable in a manner consistent with current use by the Company.

(i)            Intellectual Property

(i)           Schedule 3.1(i) hereto sets forth a true, correct and complete list (including where applicable, the date of registration and the serial or registration number) of all registered and unregistered trademarks, service marks and trade names (including any applications for the same), trade secrets, registered and unregistered copyrights, and computer programs and software (whether or not protected by patent, copyright or otherwise) which are owned by, licensed by, used in or are material to the business of the Company (the "Intellectual Property").  With respect to each of the foregoing items, there is listed on Schedule 3.1(i) hereto the following:  (A) the extent of the Company’ interest therein; (B) each agreement and all other documents evidencing the Company's interest therein; (C) the extent of the interest of any third party therein; and (D) each agreement and all other documents evidencing the interest of any third party therein.

(ii)           The Company's right, title or interest in each such registered and unregistered trademark, service mark, or trade name (including any applications for the same), trade secrets, registered and unregistered copyrights and computer programs and software listed on Schedule 3.1(i) is free and clear of adverse claims, liens, mortgages, charges, security interests and encumbrances or other restrictions or limitations of any kind whatsoever.

(iii)          The Company has all right, title and interest in and to the Intellectual Property which is necessary for the non-infringing manufacture, distribution, use or sale of all of the goods and services which the Company manufactures, uses, distributes or sells in its business as currently conducted.

(iv)         The Company has not committed any act of unfair competition or directly, indirectly, contributorily or by inducement, infringed upon any patent, trademark, service mark, trade name, copyright, computer program or software, or any other intellectual property, nor has the Company misappropriated any of the foregoing from any other person or entity or received from any other person or entity any notice, charge, claim or other assertion with respect thereto.

(v)           The Company has not sent or otherwise communicated to any other person or entity any notice, charge, claim or other assertion of, nor has the Company any knowledge of, any present, impending or threatened infringement upon any patent, trademark, service mark, trade name, copyright, computer program or software, or any other intellectual property by any other person or entity, or misappropriation of any of the foregoing by any other person or entity, or any commission of acts of unfair competition by any other person or entity.

(j)           Inventory.  Schedule 3.1(j) hereto sets forth a true, correct and complete list of the Company’s inventory (the "Inventory") as of December 31, 2010.  There have been no changes in the Inventory since such date other than ordinary business reductions due to sales and increases due to receipt of items of Inventory received in the ordinary course of the conduct of the Company's business consistent with its past practices.  The Company has delivered the Balance Sheets which accurately, correctly and completely set forth the value of such inventory at the respective dates thereof.  The Inventory consists only of items in current product lines or items which are used in the production or distribution thereof.  All items in the Inventory are of a quality and quantity usable or saleable in the ordinary course of business and are not obsolete, defective or damaged in any way.  The Inventory is valued on the books of the Company and is reflected on such Balance Sheets in accordance with GAAP.

(k)           Accounts Receivable.  Schedule 3.1(k) hereto sets forth a true, correct and complete list of the Company's accounts receivable (the "Accounts Receivable") as of December 31, 2010.  The Company has delivered the Balance Sheets which accurately, correctly and completely reflect the aggregate amount of Accounts Receivable at the respective dates thereof.  All of the Accounts Receivable are valid, arose out of bona fide transactions in the ordinary course of business, and are the valid and binding obligations of and are enforceable against the respective account debtors thereunder, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect.  The Accounts Receivable have: (i) been collected; (ii) are collectible in the ordinary course of business; or (ii) have been adequately reserved for in accordance with GAAP.  Except as disclosed on Schedule 3.1(k), there is no contest, claim or right of set-off contained in any written agreement with any account debtor relating to the amount or validity of any Account Receivable.  Since December 31, 2010, to the best knowledge of the Company and the Stockholder, there has been no event that could materially increase the ratio of uncollectible Accounts Receivable ("Uncollectible Receivables") to the Accounts Receivable or cause a Company's reserve, if any, for Uncollectible Receivables to be inadequate.

(l)           Accounts Payable.  Schedule 3.1(l) hereto sets forth a true, correct and complete list of the Company’s accounts payable (the "Accounts Payable") as of December 31, 2010.  The Company has delivered the Balance Sheets which accurately, correctly and completely reflect the aggregate amount of Accounts Payable at the respective dates thereof.  There have been no material changes in the Accounts Payable since such date other than those incurred in the ordinary course of the conduct of the business consistent with past practices.  Except as set forth on Schedule 3.1(l), all of the Accounts Payable are current (within 30 days), arose out of bona fide transactions in the ordinary course of business, and are the valid and binding obligations of and are enforceable against the Company, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect.

(m)           Absence of Undisclosed Liabilities.  Other than as set forth on the Balance Sheets, neither the Company nor the Stockholder had or has any indebtedness, loss or liability of any nature whatsoever (other than those incurred in the ordinary course of business), whether accrued, absolute, contingent or otherwise and whether due or become due, which is material to the assets, business or operations of the Company.

(n)           Absence of Certain Changes or Events.  Except as set forth on Schedule 3.1(n) and except as expressly set forth in this Agreement, the Company has not, since December 31, 2010:

(i)           issued, sold, granted or contracted to issue, sell or grant any of its stock, notes, bonds, other securities or any option or right to purchase any of the same;

(ii)           amended its certificate of incorporation or bylaws;

(iii)           made any capital expenditures or commitments for the acquisition or construction of any property, plant or equipment other than in the ordinary course of business of the Company;

(iv)           entered into any material transaction in any way inconsistent with the past practices of its business or conducted its business in any manner inconsistent with its past practices;

(v)           incurred any damage, destruction or any other loss to any of its property or assets in an aggregate amount exceeding Five Thousand Dollars ($5,000) whether or not covered by insurance;

(vi)           suffered any loss and, neither the Company nor the Stockholder has become aware of any intention on the part of any customer, dealer or supplier to discontinue its current relationship with the Company, the loss or discontinuance of which, alone or in the aggregate, could have a Material Adverse Effect;

(vii)           modified, amended or altered any contractual arrangement with any customer, dealer supplier, or the General Services Administration (the “GSA”), the modification, amendment or alteration of which, alone or in the aggregate, could have a Material Adverse Effect;

(viii)           incurred any material liability or obligation (absolute or contingent) or made any material expenditure other than in the ordinary course of business of the Company;

(ix)           experienced any material adverse change in the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Company or experienced or have knowledge of any event which could have a Material Adverse Effect;

(x)           declared, set aside or paid any dividend or other distribution in respect of the capital stock of the Company;

(xi)          redeemed, repurchased, or otherwise acquired any of its capital stock or securities convertible into or exchangeable for its capital stock or entered into any agreement with respect to any of the foregoing;

(xii)         granted, conveyed, transferred, assigned or made any sale of Accounts Receivable or any accrual of liabilities outside of the ordinary course of their businesses;

(xiii)        granted, conveyed, transferred, assigned or made any sale of any interest in the Intellectual Property;

(xiv)        purchased, disposed of or contracted to purchase or dispose of, or granted or received an option or any other right to purchase or sell, any of its property or assets, except in the ordinary course of business;

(xv)         increased the rate of compensation payable or to become payable to the officers or employees of the Company, or increased the amounts paid or payable to such officers or employees under any bonus, insurance, pension or other benefit plan, or made any arrangements therefor with or for any of said officers or employees except for increases consistent with the Company's ordinary course of business or increases resulting from the application of existing formulas under existing plans, agreements or policies relating to employee compensation;

(xvi)        adopted or amended any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of its employees, except as otherwise required or permitted herein; or

(xvii)       changed any accounting principle, procedure or practice followed by the Company or changed the method of applying such principle, procedure or practice.

(o)           Agreements.  Schedule 3.1(o) hereto sets forth a true, correct and complete list of all contracts, agreements, GSA Schedule contracts and other instruments material to the business or operation of the Company including without limitation, those to which the Company is party and those by which any of its property or assets are bound.  Copies of all such agreements have heretofore been delivered or made available by the Company to the Purchaser.  Other than as set forth on Schedule 3.1(o), there is no contract or agreement to which the Company or the Stockholder is a party or which affects the assets, liabilities or outstanding securities of the Company, which is material to the business or operation of the Company.  Except as otherwise set forth on the schedules hereto, the Company is not a party to or bound by, nor are any of its properties or assets subject to, any material written or oral agreement, including without limitation, the following:

(i)           any agreement which has not been entered into or received by the Company in the ordinary course of business or which is not consistent with the prior practice of the Company;

(ii)           any agreement which involves the purchase or sale of goods or payment by or to the Company for services rendered with a value in excess of Five Thousand Dollars ($5,000) which is not cancelable within thirty (30) days of the Closing Date by the Company upon notice given on or prior to the Closing Date;

(iii)          any agreement for the employment of any officer or employee or former officer or employee (other than, with respect to any employee, agreements which are terminable without liability upon notice of thirty (30) days or less and do not provide for any further payments following such termination) pursuant to which payments may be required to be made at any time following the Closing Date in an aggregate amount exceeding Five Thousand Dollars ($5,000);

(iv)         any stock option, stock appreciation rights, restricted stock, restricted stock rights,  phantom stock, or stock purchase plan or arrangement;

(v)           any mortgage, deed of trust or other form of secured indebtedness for borrowed money;

(vi)         any debentures, indentures, notes or installment obligations, the unpaid balance of which exceeds Five Thousand Dollars ($5,000) in the aggregate, or other instruments for or relating to any unsecured borrowing of money by the Company, the unpaid balance of which exceeds Five Thousand Dollars ($5,000) in the aggregate;

(vii)        any guaranty of any obligation of any person or party for borrowings or otherwise, excluding endorsements made for collection in the ordinary course of business;

(viii)       any agreement or arrangement for the sale or lease of any of its property or assets (other than that which is included in the Inventory) having a book value in excess of Five Thousand Dollars ($5,000) in the aggregate;

(ix)          any agreement or agreements pursuant to which the Company is or may be obligated to make any payments, contingent or otherwise, in excess of Five Thousand Dollars ($5,000) in the aggregate, resulting from or arising out of the prior acquisition of any business, or of all or substantially all of the assets or capital stock of any company or any division thereof;

(x)           any agreement with any labor union;

(xi)          any agreement, including but not limited to assignments, licenses, transfers of exclusive rights, "work for hire" agreements, special commissions, employment agreements, purchase orders, sales orders, mortgages and security agreements, to which the Company is a party and which:  (A) contains a grant or other transfer by the Company, whether present, retroactive, prospective, or contingent, of any rights in any Intellectual Property, whether or not such Intellectual Property was in existence at the time such agreement was made; or (B) contains a promise made by the Company to pay any consideration, lump sum, royalty or other payment with respect to the acquisition, license or use of any rights in any Intellectual Property without regard to whether such consideration, lump sum, royalty or other payment was ever made or received;

(xii)         any dealership, franchise or distribution agreement, territory or license agreement or other similar agreement;

(xiii)        any agreement with any officer, director or stockholder of the Company, the immediate family of any officer, director or stockholder of the Company, or any affiliate of any of the foregoing;

(xiv)        any unexpired and enforceable agreements for the disposition of the Company, whether by grant or option, sale of stock, sale of assets, merger or otherwise; or

(xv)           any other agreement, contract, document or instrument not entered into in the ordinary course of business which is material to the Company's business and not excluded by reason of operation of this or any other provision of this Agreement.

Neither the Company, nor the Stockholder (severally and not jointly), or, to the best knowledge of the Company and the Stockholder (severally and not jointly), any third party, is in default and no event has occurred which, with notice or lapse of time or both, could cause or become a default by the Company or the Stockholder or, to the best knowledge of the Company or the Stockholder, by any third party, under any contract, agreement, document or instrument to which the Company or the Stockholder is a party which is material to the business or operations of the Company.  Each contract, agreement, document or instrument to which the Company or the Stockholder (severally and not jointly) is a party which is material to the business or operations of the Company is enforceable, in accordance with its terms, against all other parties thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(p)           Non-Contravention; Consents.  Neither the execution and delivery of this Agreement by the Company and the Stockholder, nor the consummation of the transactions contemplated hereby, does or will:  (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company; (ii) violate or, with the passage of time, result in the violation of any provision of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property or assets, which are material to the business or operation of the Company, pursuant to any provision of any mortgage, lien, lease, agreement, permit, indenture, license, instrument, law, order, arbitration award, judgment or decree to which the Company is a party or by which it or any of such property or assets are bound, the effect of which violation, acceleration, creation or imposition could result, in the aggregate, in liability of the Company in excess of Five Thousand Dollars ($5,000); (iii) violate or conflict with any other restriction of any kind whatsoever to which the Company or the Stockholder (each representing as to the same severally and not jointly) are subject, or by which any of their material properties or assets may be bound, the effect of any of which violation or conflict would result, in the aggregate, in liability of the Company in excess of Five Thousand Dollars ($5,000); or (iv) constitute an event permitting termination by a third party of any agreement to which the Company is a party or is subject including but not limited to the Company’s GSA Schedule contract, which termination could have a Material Adverse Effect.  Except as set forth on Schedule 3.1(p) hereto, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required in connection with the execution, delivery and performance of the terms of this Agreement and consummation of the transactions contemplated hereby by the Company or the Stockholder.

(q)           Employee Benefit Plans.  Schedule 3.1(q) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, employee benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), for the benefit of, or relating to, any persons employed by the Company (“Employee”).  The items described in the foregoing sentence are hereinafter sometimes referred to collectively as “Employee Plans” and each individually as an “Employee Plan.”  True and correct copies of all the Employee Plans, including all amendments thereto, have heretofore been made available to the Purchaser. The Company has never maintained, established, sponsored, participated in, or contributed to or been obligated to contribute to: (i) any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); (ii) any “multiemployer plan” (as defined in Section 4001 of ERISA); or (iii) any multiple employer plan described in Section 413 of the Code.  The Company has no liability, contingent or otherwise, with respect to any employee benefit plan as a result of having been a member of a controlled group within the meaning of Code Section 414. There have been no “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan, and no event or omission has occurred in connection with which Company or any of its assets or any Employee Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other law or order applicable to any Employee Plan, or under any agreement, instrument, law or order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such agreement, instrument, law or order.  With respect to each Employee Plan, (i) all payments due from the Company to date have been made and all amounts properly accrued to date as liabilities of the Company which have not been paid have been properly recorded on the books of the Company and are reflected in the Balance Sheets; (ii) the Company has complied, in all material respects, with, and each such Employee Plan conforms, in all material respects, in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, and all reports and information relating to such Employee Plan required to be filed with any governmental entity have been timely filed; (iii) all material reports and information relating to each such Employee Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan which is intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and, to the Company’s and the Stockholder’s knowledge, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan or against the assets of such Employee Plan; and (vi) no Employee Plan is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.   No Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of Company (including the Balance Sheets), (iv) disability benefits under any Employee Plan that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.  Except as set forth in Schedule 3.1(q), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former Employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee, except as expressly provided in this Agreement, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

With respect to each Employee Plan, the Company has made available to the Purchaser:

(i)           a copy of the annual report, if required under ERISA, with respect to each such Employee Plan for the last two years;

(ii)           a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan, all material employee communications relating to such Employee Plan, and, unless the Employee Plan is embodied entirely in an insurance policy to which the Company is a party, a true and complete copy of such Employee Plan;

(iii)          if the Employee Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

(iv)          the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Employee Plan that is intended to be a “qualified plan” under Section 401 of the Code.

With respect to each Employee Plan for which an annual report has been filed and made available to the Purchaser pursuant to clause (i) of this Section 3.1(q), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

The Company has no announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify, unless required by applicable laws, any existing Employee Plan.

(r)           Labor Relations.  There are no agreements with or pending petitions for recognition of any labor union or association as the exclusive bargaining agent for any or all of the employees of the Company and no such petition has been pending at any time during the two years prior to the date hereof.  To the best knowledge of the Company and the Stockholder, there has not been any organizing effort by any union or other group seeking to represent any employees of the Company as its exclusive bargaining agent at any time during the two years prior to the date hereof.  Except as set forth on Schedule 3.1(r) hereto, there are no labor strikes, work stoppages or other labor disputes now pending or, to the best knowledge of the Company and the Stockholder, threatened against the Company, nor has there been any such labor strike, work stoppage or other labor dispute or grievance at any time during the two years prior to the date hereof.  Other than as set forth on Schedule 3.1(r) hereto, neither the Company nor the Stockholder has any knowledge that any executive, key employee or any group of employees of the Company has any plans to terminate his or her employment with the Company.

(s)           Insurance.  Set forth on Schedule 3.1(s) hereto is a true, correct and complete list of all insurance policies or binders of insurance or programs of self-insurance which relate to the business of the Company, copies of which have been previously provided or made available to the Purchaser.  The coverage under each such policy and binder is in full force and effect.  Neither the Company nor the Stockholder has any knowledge of nor has it or he received any notice of cancellation, termination, no-renewal or disallowance of any claim thereunder or with respect thereto.  Neither the Company nor the Stockholder has any knowledge of any facts or the occurrence of any events which could form the basis of any claim against the Company relating to its business, assets, properties or operations which could increase the insurance premiums payable by the Company under such policy or binder in excess of normal increases consistent with industry practices.

(t)           Tax Matters.

(i)           Each of the Company and its Subsidiaries has filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid.  Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.  The taxable year of the Company for federal and state income and business tax purposes ends on December 31 of each year. The Company has fully accrued on its books all Taxes for any periods which are not yet due.  No tax liens have been filed, and no material claims have been or are being asserted or proposed, against the Company with respect to any Taxes.

(ii)           Each of the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii)           Neither the Stockholder nor any director or officer (or employee responsible for Tax matters) of the Company or any of its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. Schedule 3.1(t) lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company or its Subsidiaries for taxable periods ended on or after December 31, 2007, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Stockholder has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2007.  Any Employee Plan that is a deferred compensation arrangement that is subject to, and not exempt from, Section 409A of the Code has been in good faith operational compliance with Section 409A of the Code on or after January 1, 2005, or if later, the date the legally binding right to such deferred compensation first arose.

(iv)         Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)           Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi)          Schedule 3.1(t) sets forth the following information with respect to each of the Company and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Company's Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Company or its Subsidiary in its assets; (B) the basis of the stockholder of the Company's Subsidiary in its stock (or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or its Subsidiary; and (D) the amount of any deferred gain or loss allocable to the Company or its Subsidiary arising out of any intercompany transaction.

(vii)         The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the Balance Sheets, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheets (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the Balance Sheets, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(viii)        Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)           change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B)           "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C)           intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(D)           installment sale or open transaction disposition made on or prior to the Closing Date; or

(E)           prepaid amount received on or prior to the Closing Date.

(ix)          Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(x)           Each of the Company and G4 (and their respective predecessors) has been a validly electing S corporation within the meaning of Code Section 1361 and Section 1362 at all times during its existence and the Company will be an S corporation up to and including the day before the Closing Date.

(xi)           Schedule 3.1(t) identifies each Subsidiary that is a "qualified subchapter S subsidiary" within the meaning of Code Section 1361(b)(3)(B). Each Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the day before the Closing Date.

(xii)           The Company shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company's assets (including the assets of any qualified subchapter S Subsidiary) caused by the Section 338(h)(10) election. Except as contemplated by this Agreement, neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

For purposes hereof, the terms "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.  For purposes hereof, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(u)           Compliance with Applicable Law.  The Company has been and is in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules and regulations, except where the failure to comply with which would not materially adversely affect the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Company or which would subject any officer or director of the Company to civil or criminal penalties or imprisonment.  The Company has complied with the rules and regulations of all governmental agencies having authority over its business or its operations, including without limitation, agencies concerned with intra-state and interstate commerce, occupational safety, environmental protection and employment practices, except where the failure to comply would not have a Material Adverse Effect.  Neither the Company nor the Stockholder have any knowledge of or received any notice of violation of any such rule or regulation during the two years prior to the date hereof which could result in any liability of the Company for penalties or damages or which could subject the Company to any injunction or government writ, order or decree.  To the best knowledge of the Company and the Stockholder, there are no facts, events or conditions that could interfere with, prevent continued compliance with or give rise to any liability under any foreign, federal, state or local governmental laws, statutes, ordinances or regulations applicable to the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Company, except where the failure to do so would not have a Material Adverse Effect.

(v)           Litigation.  There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Company and the Stockholder, threatened, which could restrict the Company’s or the Stockholder's ability to perform their respective obligations hereunder or could have a Material Adverse Effect.  To the best knowledge of the Company and the Stockholder, there are no grounds for or facts, events or circumstances which could form the basis of any such action that could cause or result in any such action, suit, proceeding or investigation or which is probable of assertion.  Neither the Company nor the Stockholder are in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency, authority, body, board, bureau, commission, department or instrumentality which could have a material adverse effect on the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Company.

(w)           Permits.  The Company holds all permits, licenses, orders and approvals of all federal, state or local governmental or regulatory authorities, agencies or bodies required for the conduct and operation of the Company’s business as currently conducted, except where the failure to do so would not have a Material Adverse Effect (the “Permits”).  All such Permits are in full force and effect and no suspension, termination or revocation of any of the foregoing is, to the best knowledge of the Company and the Stockholder, threatened.  None of such permits, licenses, orders or approvals will be adversely affected by consummation of the transactions contemplated by this Agreement.  The Company has complied with the rules and regulations of all governmental or other regulatory agencies, authorities, bodies, boards, bureaus, commissions, departments or instrumentalities which regulate, supervise or are in any manner concerned with import and export licenses, occupational safety, environmental protection and employment practices relating to the Company's business, except where the failure to do so would not have a Material Adverse Effect.  The Company has no knowledge of nor has it received any notice of violation of any of such rules or regulations during the two years prior to the date hereof which would result in any liability of the Company for penalties or damages or which would subject the Company to any injunction or governmental writ, order or decree.

(x)           Restrictive Covenants.  The Company is not a party to any agreement, contract or covenant limiting the freedom of the Company to compete in any line of business or with any person or other entity in any geographic region within or outside of the United States of America.

(y)           Unlawful Payments.  Neither the Company, the Stockholder, nor to the best knowledge of the Company and the Stockholder, any officer, director, employee, agent or representative of the Company has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business or violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(z)           Warranties.  Except as required or implied by federal or state law or as otherwise disclosed on Schedule 3.1(z) hereto, the Company has not made, extended or otherwise represented that it would provide any express warranty with respect to the products or services sold, distributed or leased to its clients or customers.

(aa)           Officers, Directors and Employees.  Set forth on Schedule 3.1(aa) hereto is a true, correct and complete list of all of the officers, directors and employees of the Company as of the date hereof, including their respective names, titles and salaries.  Also set forth on Schedule 3.1(aa) is a true, correct and complete list of any employment agreements between the Company and any of the foregoing officers, directors and employees of the Company in effect as of the date hereof, including summaries of the material terms of each such agreement.

(bb)           Loans to or from Affiliates.  Set forth on Schedule 3.1(bb) hereto is a true, correct and complete list of all of the outstanding loans extended by the Company to any current or former officer, director, employee, consultant or stockholder of the Company or any Affiliate of any of the foregoing.  Also set forth on Schedule 3.1(bb) is a true, correct and complete list of all of the outstanding loans extended to the Company by any current or former officer, director, employee, consultant or stockholder of the Company.  Such schedule reflects the original principal amount of each loan, the outstanding principal balance thereunder as of the date hereof, the interest rate applicable thereto and the maturity date thereof.  Except as set forth on Schedule 3.1(bb), there are no other loans pursuant to which the Company are owed or owe money which involve any officer, director, employee, consultant or stockholder of the Company.

(cc)           Customers and Suppliers.  Set forth on Schedule 3.1(cc) hereto is a true, correct and complete list of the customers of the Company and the suppliers of the Company.  Since December 31, 2010, there has not been any material adverse change in the business relationship of the Company with any customer or supplier listed on Schedule 3.1(cc).  Except as noted on Schedule 3.1(cc), the Company does not have any customer who accounts or has accounted for more than ten percent (10%) of the Company's sales or any supplier from whom the Company has purchased more than ten percent (10%) of the products it sells, distributes or leases during the fiscal year ended December 31, 2010.

(dd)         Books and Records

(i)           The books of account and other financial records of the Company are complete and correct and have been maintained in accordance with good business practices.

(ii)           The minute book of the Company, as previously made available to the Purchaser and its counsel, contain accurate records of all meetings of the Company's board of directors (including any committees) and its stockholders since the date of the Company's incorporation and accurately reflect all other material corporate action of the Company's boards of directors (including any committees) and stockholders of the Company since the date of the Company's incorporation.

(iii)           The Company will provide the Purchaser prior to the Closing Date access to all books and records referred to in clauses (i) and (ii) above and all such books and records shall be delivered to the Purchaser at the Closing.

(ee)         Bank Accounts.  Set forth on Schedule 3.1(ee) is a true, correct and complete list of the names of each bank, savings and loan, or other financial institution, at which the Company maintains any account (including any cash contribution or similar accounts) and the names of all persons authorized to draw thereon or who have access thereto.  Schedule 3.1(ee) includes a true, correct and complete list of each credit or loan facility established and/or maintained by or on behalf of the Company and includes the amounts available to the Company under each such facility, the outstanding principal balance thereunder as of the date hereof, the interest rate applicable thereto and the maturity date thereof.

(ff)           Information Technology; Security and Privacy.  To the Company’s and the  Stockholder’s knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary in the conduct of the business of the Company and its Subsidiaries (collectively, “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry.  As of the Closing Date, to Company’s and the Stockholder’s knowledge, the Company IT Systems are in good working condition to effectively perform all information technology operations of the Business as conducted by the Company immediately prior to the Closing.

(gg)         Money Laundering.  The operations of the Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company and the Stockholder, threatened.

(hh)         Investment Purpose.  The Stockholder represents that he is acquiring and will acquire, as the case may be, the Warrant, the Warrant Consideration, the Acquisition Note, the Five Year Note and the shares of Purchaser Common Stock issuable upon exercise of the Warrant and Warrant Consideration (collectively, the “Securities”) hereto solely for his own account for investment purposes only and not with a view toward resale or distribution thereof other than pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act.  The Stockholder understands that the Securities will be issued in reliance upon an exemption from the registration requirements of the Securities Act and that subsequent sale or transfer of such Securities is prohibited absent registration or exemption from the provisions of the Securities Act.  The Stockholder hereby agrees that he will not sell, assign, transfer, pledge or otherwise convey any of the Securities except in compliance with the provisions of the Securities Act and in accordance with any transfer restrictions or similar terms set forth on the certificates representing such securities or otherwise set forth herein.  The Stockholder represents that he is an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

(ii)           Solvency of the Company.  Since December 31, 2010 and through the Closing Date, the Company has been and will be solvent.  "Solvent" shall mean, for purposes of application of this provision, that:  (i) the fair saleable value of the Company's property is in excess of the total amount of their debts; and (ii) the Company is able to pay its debts as they mature.

(jj)           Assets Necessary to the Business.  Except as set forth on Schedule 3.1(jj) hereto, the Company directly or indirectly owns or leases all of its property and assets, and is a party to all licenses and other agreements necessary to the conduct and operation of the businesses of the Company as currently being conducted.

(kk)         Agreements with Affiliates.  Except as set forth on Schedule 3.1(kk) hereto, the Company is not a party to any instrument, license, lease or other agreement, written or oral, with any officer, director or stockholder of the Company.

(ll)           Accuracy of Information Furnished.  The Company and the Stockholder (severally and not jointly) represent that no statement by the Company or the Stockholder set forth herein or in the exhibits or the schedules hereto, and no statement set forth in any certificate or other instrument or document required to be delivered by or on behalf of the Company or the Stockholder pursuant hereto or in connection with the consummation of the transactions contemplated hereby, contained, contains or will contain any untrue statement of a material fact, or omits, omitted or will omit to state any material fact which is necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

(mm)       Brokers.  The Company and the Stockholder (severally and not jointly) represent and warrant  to the Purchaser that there are no brokers or finders entitled to any brokerage or finder's fee or other commission or fee based upon arrangements made by or on behalf of the Company or the Stockholder or any other person in connection with this Agreement or any of the transactions contemplated hereby.

3.2           Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Company and the Stockholder as follows:

(a)           Authorization.  The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the board of directors of the Purchaser.  The Purchaser has taken all necessary corporate action and has all the necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the officers of the Purchaser on its behalf, and assuming that this Agreement is the valid and binding obligation of the Company and the Stockholder, is the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  The Purchaser has the corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation in each jurisdiction where it owns or leases real property or conducts business, except where the failure to be so qualified would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of the Purchaser (“Purchaser Material Adverse Effect”).

(c)           Capitalization.  The authorized capital stock of the Purchaser consists of 1,995,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $.001 par value per share, of which 165 shares have been designated as Series A Convertible Preferred Stock.  As of the date hereof, there are 1,995,000,000 shares of Common Stock and 107.5 shares of Series A Convertible Preferred Stock issued and outstanding.  The outstanding shares of the Purchaser’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable.  In addition, there are currently outstanding options, warrants and other rights to purchase an aggregate of 691,873,600 shares of the Purchaser’s Common Stock.  As of the date hereof, the Stockholder and the Company understand that the number of shares of Common Stock which the Purchaser is currently authorized to issue is not adequate to permit the Purchaser to fulfill its obligations hereunder with respect to the issuance of shares of Common Stock upon exercise of the Warrant and Warrant Consideration.

(d)           Non-Contravention; Consents.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will:  (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Purchaser; (ii) violate or conflict with any material provision of any mortgage, lien, lease, agreement, permit, indenture, license, instrument, law, order, arbitration award, judgment or decree to which the Purchaser is a party or by which it or the property or assets which are material to its business or operation are bound, the effect of any of which violation result, in the aggregate, in liability of the Purchaser in excess of Twenty Thousand Dollars ($20,000); (iii) violate or conflict with any other restriction to which the Purchaser is subject or by which any of the property or assets which are material to its business or operation may be bound, the effect of any of which violation or conflict would result, in the aggregate, in liability of the Purchaser in excess of Fifty Thousand Dollars ($50,000); or (iv) constitute an event permitting termination of any agreement to which the Purchaser is subject by any other party thereto, if in any such circumstance such termination could have a materially adverse effect on the Purchaser's ability to fulfill its obligations hereunder.  No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required in connection with the execution, delivery and performance of the terms of this Agreement by the Purchaser and consummation by the Purchaser of any of the transactions contemplated hereby.

(e)           Litigation.  Except as set forth on Schedule 3.2(e), there is no action, suit, proceeding or investigation pending against or related to the Purchaser, to the best of the Purchaser's knowledge, nor has the Purchaser been threatened with any such action, suit, proceeding or investigation, which would restrict the Purchaser's ability to perform its obligations hereunder or which would have a Purchaser Material Adverse Effect.  To the best knowledge of the Purchaser, there are no grounds for or facts, events or circumstances which would form the basis of any such action that would cause or result in any such action, suit, proceeding or investigation or which is probable of assertion.  The Purchaser is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency, authority, body, board, bureau, commission, department or instrumentality which could have a Purchaser Material Adverse Effect.

(f)           Accuracy of Information Furnished.  No statement by the Purchaser set forth herein or in the exhibits or the schedules hereto, and no statement set forth in any certificate or other instrument or document required to be delivered by or on behalf of the Purchaser pursuant hereto or in connection with consummation of the transactions contemplated hereby, contained, contains or will contain any untrue statement of a material fact, or omitted, omits or will omit to state any material fact which is necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

(g)           Compliance with Applicable Law.  Except as set forth on Schedule 3.2(g), the Purchaser has been and is in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules and regulations as of the date hereof, the failure to comply with which could have a Purchaser Material Adverse Effect or which would subject any officer or director of the Purchaser to civil or criminal penalties or imprisonment.  Except as set forth on Schedule 3.2(g), the Purchaser has complied with the rules and regulations of all governmental agencies having authority over its business or its operations, including without limitation, agencies concerned with intra-state and interstate commerce, occupational safety, environmental protection and employment practices, except where the failure to comply would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of the Purchaser.  The Purchaser has no knowledge of and has not received any notice of violation of any such rule or regulation during the two years prior to the date hereof which could result in any liability of the Purchaser for penalties or damages or which could subject the Purchaser to any injunction or government writ, order or decree.  Except as set forth on Schedule 3.2(g), to the best knowledge of the Purchaser, there are no facts, events or conditions that could interfere with, prevent continued compliance with or give rise to any liability under any foreign, federal, state or local governmental laws, statutes, ordinances or regulations applicable to the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Purchaser, except where the failure to do so would not have a Purchaser Material Adverse Effect.

(h)           Brokers.  The Purchaser represents and warrants to the Company and the Stockholder that there are no brokers or finders entitled to any brokerage or finder's fee or other commission or fee based upon arrangements made by or on behalf of the Purchaser or any other person in connection with this Agreement or any of the transactions contemplated hereby.

3.3           Survival of Representations and Warranties.  The representations and warranties set forth in Sections 3.1 and 3.2 hereof shall survive until the close of business on the sixth anniversary of the Closing Date, provided that, notice or demand with respect to any alleged breach thereof which has occurred prior to the sixth anniversary of the Closing Date shall be given in writing by the non-breaching party or parties to the breaching party or parties not later than the close of business on the sixtieth day following the sixth anniversary of the Closing Date; and further provided that, with respect to claims for damages arising out of any misrepresentation or breach of warranty made by the Company and the Stockholder relating to Taxes, notice shall have been given on or before the close of business on the sixtieth day following the later to occur of:  (i) the expiration date of the statute of limitations applicable to any indemnified federal, state or local Tax liability; and (ii) the final determination of any such Tax liability, including the final administrative and/or judicial determination thereof.

ARTICLE IV

FURTHER COVENANTS AND AGREEMENTS

4.1           Covenants of the Company and the Stockholder.

(a)           Notification.  The Company and the Stockholder shall give prompt notice to the Purchaser of: (i) any notice or other communication received by the Company or the Stockholder prior to the Closing Date, relating to a default or an event which, with notice or lapse of time or both would become a default under this Agreement or under any other material contract, agreement or instrument to which the Company is party, by which it or any of its properties or assets are bound or to which they or any of their properties or assets are subject; (ii) any event which, with notice or lapse of time or both, would cause any warranty or representation of the Company or the Stockholder under this Agreement to be inaccurate, untrue, incomplete or misleading in any respect; (iii) any notice or other communication from any third party alleging that the consent of such third party was, is or may be required in connection with the transactions contemplated by this Agreement; and (iv) any adverse change in the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Company.

(b)           Additional Financial Statements.  Upon the Purchaser's request, prior to and through the Closing Date, the Company shall furnish to the Purchaser within fifteen (15) calendar days after the end of each calendar month, unaudited monthly balance sheets and statements of operations and retained earnings for the Company for each month ending after December 31, 2010.

(c)           Additional Summaries of Accounts Receivable.  Upon the Purchaser's request, prior to and through the Closing Date, the Company shall deliver to the Purchaser, within fifteen (15) calendar days after the end of each calendar month, summaries of all Accounts Receivable (including a complete aging in such form as may be requested by the Purchaser) as of the end of each such calendar month for each month ending after December 31, 2010.

(d)           Additional Summaries of Accounts Payable.  Upon the Purchaser's request, prior to and through the Closing Date, the Company shall deliver to the Purchaser, within fifteen (15) calendar days after the end of each calendar month, summaries of all Accounts Payable as of the end of each such calendar month for each month ending after December 31, 2010.

(e)           Additional Summaries of Inventory.  Upon the Purchaser's request, prior to and through the Closing Date, the Company shall deliver to the Purchaser, within fifteen (15) calendar days after the end of each calendar month, summaries (prepared consistent with present practices) of all Inventory as of the end of each such calendar month for each month ending after December 31, 2010.  The Company and the Stockholder shall use commercially reasonable efforts to assure that the value of the Inventory set forth on the final summaries of Inventory deliverable pursuant to this Subsection 4.1(e) represents the lower of cost or market value.

(f)           Conduct of Business; Certain Covenants.  Prior to and through the Closing Date, the Company shall conduct and operate its business and will not, without prior written consent of the Purchaser, which consent shall not be unreasonably withheld, take any action other than in accordance with the ordinary and usual course of business.  The Company will use its best efforts to preserve intact its business, operation, organization and relationships with its employees, independent contractors, agents, suppliers, customers and others having business dealings with them.  Prior to and through the Closing Date, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, the Company shall not, and the Stockholder shall not permit the Company to:

(i)           amend its certificate of incorporation or bylaws;

(ii)           issue or otherwise grant or enter into any agreement relating to the issuance or grant of any stock options, warrants or other rights calling for or permitting the issue, transfer, sale or delivery of its capital stock;

(iii)          pay or declare any cash dividend or other dividend or distribution with respect to its capital stock;

(iv)          issue, transfer, sell or deliver any shares of its capital stock or any securities convertible into or exchangeable for, with or without additional consideration, such capital stock;

(v)           redeem, purchase or otherwise acquire for any consideration any outstanding shares of its capital stock or any securities convertible into or exchangeable for, with or without additional consideration, such capital stock;

(vi)          incur any indebtedness for borrowed money, except in the ordinary course of business or pursuant to existing agreements which the Company or the Stockholder have previously disclosed or made available to the Purchaser;

(vii)         permit the occurrence or continuance of any material default under any agreement to which the Company is a party;

(viii)        make any acquisition of the capital stock or all or substantially all of the assets of any entity;

(ix)           merge or consolidate with any corporation or enter into any joint venture arrangement with any third party;

(x)           enter into any employment or similar contract with or increase the compensation payable to any officer or employee of the Company, except in the ordinary course of business of the Company and in a manner consistent with the Company's past practices;

(xi)          alter, amend or otherwise modify any material term or provision of any contract or agreement with any of its clients, customers, suppliers or vendors;

(xii)         adopt, amend or modify in any respect or terminate any Employee Benefit Plan, severance plan or collective bargaining agreement or make awards or distributions under any Employee Benefit Plan or severance plan except in a manner consistent with the Company's past practices or as otherwise contemplated herein;

(xiii)        sell, enter into any contract to sell or grant any option to purchase, any of its assets other than in the ordinary course of business;

(xiv)        create, assume or permit to exist any lien, pledge, security interest, encumbrance or mortgage of any kind whatsoever on any of their properties or assets other than:

(A)           liens existing on the date hereof which the Company or the Stockholder previously disclosed to the Purchaser or which are otherwise permitted hereby;

(B)           any mortgage, pledge, lien or other security interest in or upon any property or asset hereafter acquired by the Company in the ordinary course of business, which mortgage, pledge, lien or other security interest is entered into contemporaneously with such acquisition to secure or provide for the payment of any part of the purchase price therefor, or the assumption by the Company of any mortgage, pledge, lien or other security interest in or upon any property or asset hereafter acquired by the Company which mortgage, pledge, lien or other security interest existed at the time of such acquisition; provided that, each such mortgage, pledge, lien or other security interest shall not extend to or cover any property or asset of the Company other than such property or asset hereafter acquired;

(C)           any mortgage, pledge, lien or other security interest created for the sole purpose of renewing or refunding any mortgage, pledge, lien or other security interest allowed under clause (B) above; provided that, the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such renewal or refunding and that such renewed or refunded mortgage, pledge, lien or other security interest shall not extend the mortgage, pledge, lien or other security interest renewed or refunded to any additional property or asset;

(D)           the pledge by the Company of any property or asset as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, license or right;

(E)           a banker's lien or right of offset on funds of the Company deposited with a lender or holder in the ordinary course of business in favor of any lender of funds or holder of the Company's commercial paper in the ordinary course of business;

(F)           liens for taxes, assessments and governmental charges or levies imposed upon the Company or upon its income or profit, or upon any of its property or assets if the same shall not at the time be due or are being contested in good faith in appropriate proceedings; and

(G)           liens imposed by law, such as those of carriers, warehousemen and mechanics, for sums not yet due or are being contested in good faith in appropriate proceedings.

(xv)        enter into any contract, including but not limited to assignments, licenses, transfers of exclusive rights, "work for hire" agreements, special commissions, employment contracts, purchase orders, sales orders, mortgages and security agreements, which:

(A)           contain a grant or other transfer, whether present, retroactive, prospective or contingent, by the Company of any rights in any Intellectual Property (as previously defined in Section 3.1(i) hereof); or

(B)      contain a promise made by or to the Company to pay any consideration, lump sum, royalty or other payment with respect to the acquisition, practice or use of any rights in any Intellectual Property;

(xvi)        except in the ordinary course of business or arising out of or relating to this Agreement, initiate any legal proceedings involving the Company, including suits and administrative proceedings in the United States or any foreign country;

(xvii)       file with any federal, state or local governmental agency or regulatory body, any cancellation, reduction, modification, change or amendment of or addition to any schedule of tariffs currently on file with such agency or regulatory body, or file with such governmental agency or regulatory body any schedule of tariffs for services which are not covered by the tariff schedules on file therewith as of the date hereof; or

(xviii)      take any action that would cause any representation or warranty contained herein to be inaccurate, untrue, incomplete or misleading.

                    (g)         Proposals; Other Offers.  Prior to the Closing Date, neither the Company nor the Stockholder shall, directly or indirectly (whether through an employee, a representative, an agent or otherwise) solicit or encourage any inquiries or proposals, engage in negotiations for or consent to or enter into any agreement providing for the acquisition of the capital stock or all or any part of the assets (except in the ordinary course of business) or the business of the Company.  The Company shall promptly notify the Purchaser upon its receipt or other knowledge of any such request, inquiry or proposal.  Neither the Company nor the Stockholder shall, directly or indirectly (whether through an employee, a representative, an agent or otherwise) disclose any nonpublic information relating to the Company or afford access to any of the books, records or other properties of the Company to any person or entity that is considering, has considered or is making any such acquisition inquiry or proposal.

(h)          Best Efforts and Cooperation; Further Assurances.  Prior to the Closing Date, with the cooperation of Purchaser where appropriate, the Company shall:

(i)            promptly comply with all filing requirements which federal, state or local law may impose on the Company with respect to the transactions contemplated by this Agreement;

(ii)           use its diligent efforts to take all actions necessary to be taken, make any filing and obtain any consent, authorization or approval of or exemption by any governmental authority, regulatory agency or any other third party (including, without limitation, any landlord or lessor of the Company, the GSA and any party to whom notification is required to be delivered or from whom any form of consent is required) which is required to be filed or obtained by the Company in connection with the transactions contemplated by this Agreement;

(iii)           make full and timely payment of all fees and annuities and take all other action appropriate to maintain in full force and effect any and patent, trademark and service mark registrations and applications for registration as set forth in Schedule 3.1(i) or otherwise owned by controlled by the Company.

(i)           Access to Additional Agreements and Information.  Prior to the Closing Date, the Company shall make available or otherwise deliver to the Purchaser any and all agreements, contracts, documents and other instruments material to the business or operations of the Company, including without limitation, those to which the Company is a party and those by which any of their properties or assets are bound and including without limitation, any and all materials relating to the Intellectual Property referred to in Subsection 3.1(i), the agreements set forth in Subsection 3.1(o), the consents and waivers referred to in Subsection 3.1(p), the Employee Benefit Plans set forth in Subsection 3.1(q), the insurance materials referred to in Subsection 3.1(s), the Tax Returns set forth in Subsection 3.1(t), the Permits referred to in Subsection 3.1(w), any documents relating to the loans referred to in Subsection 3.1(bb), the invoices, purchase orders or other similar documents pertaining to the Company' customers and suppliers set forth in Subsection 3.1(cc), and any materials relating to the Company' bank accounts and credit facilities referred to in Subsection 3.1(ee).

(j)            Non-Competition, Non-Solicitation and Confidentiality.

(A)           Agreement Not to Compete. For a period of one (1) year after the termination or expiration of the Employment Agreement, the Stockholder shall not, directly or indirectly, engage or be interested in any business which competes directly with the United States government contracting business of the Company as it is currently conducted, or in those states in which the Company or its affiliates haves specific plans to conduct business and the Stockholder has knowledge of such plans at, or prior to the Closing Date. The Stockholder shall be deemed to be interested in a United States government contracting business if he is engaged or interested in that business as a stockholder, director, officer, employee, salesman, sales representative, agent, partner, individual proprietor, consultant or otherwise, but not if such interest is limited solely to ownership of 2% or less of the equity or debt securities of any class of a corporation whose shares are listed for trading on a national securities exchange or traded in the over the counter market.

(B)           Non-solicitation. For a period of three (3) years after the expiration or termination of the Employment Agreement, the Stockholder shall not, directly or indirectly, (a) cause or attempt to cause any customer, client, account or vendor, or prospective customer, client, account or vendor to divert, terminate, limit or in any manner modify or fail to enter into any actual or potential business relationship with the Purchaser or any Subsidiary of the Company, or (b) divert, solicit or employ, or attempt to divert, solicit or employ, any employee of the Purchaser or any subsidiary of the Purchaser. For purposes of this Section 4.1(j)(B), a prospective customer, client, account or vendor shall mean any customer, client, account or vendor that Stockholder was involved with or had knowledge of in his or her position with the Purchaser or any Subsidiary of the Purchaser for the twelve month period prior to the termination or expiration of the Employment Agreement.

(C)           Confidential Information. The parties hereto recognize that a major need of the Purchaser is to preserve its specialized knowledge, trade secrets, customer lists and confidential information concerning the industry in which the Purchaser and its Subsidiaries are engaged.  The strength and goodwill of the Purchaser is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Purchaser and its Subsidiaries.  The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Purchaser, as would the disclosure of information about the products, methods, marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, technical information, client contracts, inventory sources, customer information, employee information, and other similar items of the Purchaser and its Subsidiaries.  The Company and the Stockholder have or will have access to, and have obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Purchaser’s business and the Purchaser’s operations and the operations of its Subsidiaries, affiliates, and/or divisions.  The term "confidential" or "proprietary information" shall not include information which is (i) already known from sources not subject to any confidential obligations; (ii) is or becomes generally available to the public other than as a result of a disclosure by the Purchaser; or (iii) required to be disclosed by law, regulatory or judicial process.  Therefore, the Company and the Stockholder hereby agree, recognizing that the Purchaser is relying on these agreements in entering into this Agreement, that commencing on the date hereof and for two (2) years following the termination or expiration of the Employment Agreement (and except, on the part of the Stockholder, to the extent required by the Stockholder to provide services under the Employment Agreement), the Company and the Stockholder will keep secret and retain in strict confidence, and will not use, disclose to others, or publish any inventions or any confidential business information about the affairs of the Purchaser or its Subsidiaries’ businesses, including but not limited to confidential information concerning the Purchaser’s and its Subsidiaries’ products, methods, marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, technical information, client contracts, inventory sources, customer information, employee information, and other similar items of confidential information.

(D)           Necessary and Reasonable.  The Stockholder agrees that the covenants provided for in this Section 4.2(j) are necessary and reasonable in order to protect the Purchaser (and, following the Closing Date, the Company) in the conduct of its government contracting and other businesses, to protect the trade secrets and other proprietary information of the Purchaser and to protect the Purchaser in the utilization of the assets, tangible and intangible, including the goodwill of the Purchaser.

4.2          Covenants of Purchaser

(a)           Notice of Defaults.  The Purchaser shall give prompt notice to the Company and the Stockholder of:  (i) any notice or other communication relating to a default hereunder or event which, with notice or lapse of time or both, would become a default hereunder, received by the Purchaser prior to the Closing Date, or under any material contract, agreement or instrument to which the Purchaser is a party, by which it or any of its properties or assets are bound or to which it or any of its properties or assets are subject which would prevent the consummation of the transactions contemplated hereby; (ii) any event which, with notice or lapse of time or both, would cause any representation or warranty of the Purchaser under this Agreement to be inaccurate or misleading in any respect; (iii) any notice or other communication by any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and (iv) any adverse change in the business, assets, operations, earnings, prospects or conditions (financial or otherwise) of the Purchaser.

(b)           Third Party Consents.  The Purchaser shall use its best efforts to obtain any consent, authorization or approval of, or exemption by, any governmental authority or agency or other third party required to be obtained or made by it in connection with this Agreement or the consummation of the transactions contemplated hereby.

(c)           Best Efforts and Cooperation; Further Assurances.  Prior to the Closing Date, with the cooperation of the Company and the Stockholder where appropriate, the Purchaser shall:

(i)            promptly comply with all filing requirements which federal, state or local law may impose on the Purchaser with respect to the transactions contemplated by this Agreement; and

(ii)           use its diligent efforts to take all actions necessary to be taken, make any filing and obtain any consent, authorization or approval of or exemption by any governmental authority, regulatory agency or any other third party which is required to be filed or obtained by the Purchaser in connection with the transactions contemplated by this Agreement.

4.3          Governmental Filings and Consents.  The Company, the Stockholder and the Purchaser shall cooperate with one another in filing any necessary applications, reports or other documents with any federal or state agencies, authorities or bodies having jurisdiction with respect to the business of the Company or the transactions contemplated by this Agreement, and in seeking any necessary approval, consultation or prompt favorable action of, with or by any of such agencies, authorities or bodies.

4.4          Publicity.  The Company, the Stockholder and the Purchaser will consult with each other party hereto prior to making, releasing or otherwise disseminating any public announcements with respect to the transactions contemplated by this Agreement.  Any public announcements permitted hereunder shall be made only at such time and in such manner as the Company and the Stockholder (collectively acting as one), and the Purchaser shall mutually agree, except that any party hereto shall be free to make such public announcements as it shall reasonably deem necessary to comply with federal or state laws, provided that such announcement is simultaneously delivered to the other parties hereto.

4.5          Purchaser's Right to Investigate.

(a)           Obligation of the Company and the Stockholder.  The Company shall afford to the officers and authorized representatives and agents of the Purchaser, during regular business hours and upon reasonable prior notice, free and full access to any office, warehouse, plant, property, inventory, accounts, books and records of the Company such as to afford the Purchaser the full opportunity to make such investigations as it shall desire or deem appropriate with respect to the affairs of the Company.  The officers of the Company shall furnish the Purchaser with such additional financial and operating data and other information relating to the assets, property, businesses and operations of the Company as the Purchaser shall from time to time request.  Prior to the Closing Date, or at all times hereafter in the event that the transactions contemplated hereby are not consummated or this Agreement is otherwise terminated, the Purchaser shall, except as may be otherwise required by applicable law, hold confidential all information obtained pursuant to this subsection or otherwise in connection with consummation of the transactions contemplated by this Agreement with respect to the Company.  In the event that this Agreement is terminated, the Purchaser shall return to the Company all of such information as shall be in documentary form.

(b)           Effectiveness of Representations Notwithstanding Investigation.  Notwithstanding any party's undertaking or conduct of any investigation pursuant hereto, or any party's failure to so investigate, the representations, warranties and agreements of each of the parties hereto shall be operative and effective and shall survive the Closing Date to the extent previously set forth in Section 3.3.  In the event that a party hereto becomes aware or knows prior to the Closing that a representation or warranty made herein by another party hereto is untrue, such party shall express such knowledge by written notice thereof to the party rendering such representation or warranty on or prior to the Closing Date.

4.6	Audited Financial Statements.

At the sole cost and expense of the Company, promptly after the Closing Date, the Purchaser’s registered independent accountants shall be provided with access to the books and records and financial information of the Company and shall use its best efforts to prepare within sixty (60) days of the Closing Date an audited balance sheet dated as of the Closing Date ("Audited Balance Sheet") and balance sheet, income statement and statement of cash flows for the year ended December 31, 2010 (the "Audited Financial Statements") and such interim and pro forma financial statements as may be required to be filed by Purchaser pursuant to Regulation S-X and applicable federal securities laws applicable to it. The Audited Financial Statements and any interim and pro forma financial statements shall (a) be prepared in accordance with the books and records of the Company, (b) fairly present the financial condition of the Company at the date therein indicated and the results of operation for the period therein specified and (c) have been prepared in accordance with GAAP.

4.7          Adjustments to Purchase Price.

The Purchase Price due and payable or issuable to the Stockholder in accordance with Section 1.3 will be adjusted in accordance with the following:

(a)           Reduction in Purchase Price at Closing. If the Closing Balance Sheet reveals that the negative Net Working Capital of the Company as of the Closing Date exceeds $250,000 (i.e., that the Company’s current liabilities exceed its current assets by more than $250,000), the Five Year Note Consideration shall be reduced by $1 for each $1 that the Company’s negative Net Working Capital as set forth in the Closing Balance Sheet exceeds $250,000.  The foregoing adjustment to the Five Year Note Consideration shall be effected by an appropriate adjustment to the principal amount of the Five Year Note to be delivered by the Purchaser to the Stockholder at Closing.  For purposes hereof, the term “Net Working Capital” shall mean the sum of the Company’s cash balances, trade accounts receivable that are collectable (less a reserve for doubtful accounts), prepaid expenses and other current assets; less the sum of its current liabilities (including all non-recurring deferred revenue), debt balances, and other liabilities.

(b)           Reduction in Purchase Price After Closing. If the Audited Balance Sheet reveals that the liabilities of the Company (including deferred revenue) exceed the liabilities set forth on the Closing Balance Sheet, the Five Year Note Consideration shall be reduced by $1.00 for each $1.00 that the Company’s liabilities (including deferred revenue) set forth on the Audited Balance Sheet exceed the liabilities set forth in the Closing Balance Sheet.  The foregoing adjustment to the Five Year Note Consideration shall be effected by an appropriate adjustment to the principal amount of the Five Year Note.  The Net Working Capital as set forth in the Audited Balance Sheet shall be conclusive and final evidence of the amount of the Company’s Net Working Capital as of the Closing Date.

4.8          Tax Matters.   The following provisions shall govern the allocation of responsibility as between the Purchaser and Stockholder for certain Tax matters following the Closing Date:

(a)           Tax Indemnification. The Stockholder shall indemnify the Company, its Subsidiaries, the Purchaser and each affiliate of the Purchaser and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii), and (iii) above, the Stockholder shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the adjustment to the purchase price pursuant to Section 4.7. The Stockholder shall reimburse the Purchaser for any Taxes of the Company or its Subsidiaries that are the responsibility of the Stockholder pursuant to this Section 4.8 within fifteen (15) business days after payment of such Taxes by the Purchaser, the Company, or its Subsidiaries.

(b)           Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)           S Corporation Status.  The Company and the Stockholder shall not revoke the Company's or any Subsidiary’s election to be taxed as an S corporation within the meaning of Code Section 1361 and Section 1362. Except as contemplated by this Agreement, the Company and the Stockholder shall not take or allow any action other than the sale of the Company's Stock pursuant to this Agreement that would result in the termination of the Company's or any Subsidiary’s status as a validly electing S corporation within the meaning of Code Section 1361 and Section 1362.  On the date that is the day immediately prior to the Closing Date (the “Contribution Date”), the Stockholder shall contribute all of the capital stock of G4 Government Solutions, Inc. (“G4”), a Maryland corporation, to the Company so that, on the Closing Date, G4 is a wholly-owned subsidiary of the Company.  Moreover, within two months and 15 days of the Contribution Date, pursuant to Code Section 1361(b)(3), the Company, G4 and the Stockholder shall file with the Internal Revenue Service a Qualified Subchapter S Subsidiary election on Form 8869 with regard to G4 to be effective as of the Contribution Date.

(d)           Tax Periods Ending on or before Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date. The Purchaser shall permit the Stockholder to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, the Stockholder shall include any income, gain, loss, deduction or other tax items for such periods on his Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Stockholder for such periods.

(e)           Cooperation on Tax Matters.

(i)           The Purchaser, the Company and its Subsidiaries, and the Stockholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries, the Stockholder, and the Purchaser agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Stockholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or the Stockholder, as the case may be, shall allow the other party to take possession of such books and records.

(ii)           The Purchaser and the Stockholder further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f)           Tax-Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(g)           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Stockholder when due, and the Stockholder shall, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Purchaser shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(h)           Section 338(h)(10) Election. At the Purchaser’s option, the Company and the Stockholder shall join with the Purchaser in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Company stock hereunder (collectively, a "Section 338(h)(10) Election"). The Stockholder shall include any income, gain, loss, deduction, or other tax item resulting from the §338(h)(10) Election on his Tax Returns to the extent required by applicable law. The Stockholder shall also pay any Tax imposed on the Company or its Subsidiaries attributable to the making of the §338(h)(10) Election, including (i) any Tax imposed under Code Section 1374, (ii) any tax imposed under Code Reg. §1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign Tax imposed on the Company's or its Subsidiaries' gain, and the Stockholder shall indemnify the Purchaser, the Company, and its Subsidiaries against any adverse consequences arising out of any failure to pay any such Taxes.

(i)            Purchase Price Allocation. The Purchaser, the Company, and the Stockholder agree that the Purchase Price and the liabilities of the Company and its qualified subchapter S Subsidiaries (plus other relevant items) will be allocated to the assets of the Company and its qualified subchapter S Subsidiaries for all purposes (including Tax and financial accounting) as shown on the Schedule 4.8 (Allocation Schedule) attached hereto in a manner consistent with the fair market values set forth in Schedule 4.8 (Allocation Schedule) attached hereto. The Purchaser, the Company, the Company's Subsidiaries, and the Stockholder shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

ARTICLE V

CONDITIONS

5.1          Conditions to Obligations of Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions, which may be waived in whole or in part by the Purchaser to the extent permitted by applicable law:

(a)           No Material Adverse Change.  Since December 31, 2010, no material adverse change in the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Company, and no event which would materially and adversely affect the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Company shall have occurred.

(b)           Copies of Resolutions.  At the Closing, the Company shall have furnished to the Purchaser certified copies of resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance of the terms of this Agreement and all other necessary or proper corporate action to enable the Company to comply with the terms of this Agreement.

(c)           Accuracy of Representations and Warranties; Performance of Covenants.  Each of the representations and warranties of the Company and the Stockholder set forth in this Agreement was true, correct and complete in all respects when made and shall also be true, correct and complete in all respects at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date.  The Company and the Stockholder shall have performed and complied in all respects with all agreements and covenants required by this Agreement to be performed by the Company and the Stockholder at or prior to the Closing Date.

(d)           Delivery of Officers' Certificates.  The Company and the Stockholder shall have delivered to the Purchaser certificates, dated the Closing Date, and signed by the President of the Company (with respect to the Company), and by the Stockholder, representing and affirming that:  (i) the representations and warranties made by each of the Company and the Stockholder jointly and/or severally as set forth in Section 3.1 of this Agreement and referred to in Subsection 5.1(c) above were and are true, correct and complete as required by Subsection 5.1(c) above and (ii) the conditions set forth in this Section 5.1 have been satisfied.  The Company shall also have delivered certificates signed by the Secretary of the Company with respect to the authority and incumbency of the officers of the Company executing this Agreement and any documents required to be executed or delivered in connection therewith.

(e)           Delivery of Stock Certificates.  At the Closing, the Stockholder shall have delivered to the Purchaser certificates representing all of the issued and outstanding capital stock of the Company, which certificates shall be properly endorsed in blank or shall be accompanied by a properly executed stock power.

(f)            Consents and Waivers.  At the Closing, any and all necessary consents, authorizations, orders or approvals described in Subsection 3.1(p) above shall have been obtained, except as the same shall have been waived by the Purchaser.

(g)           Litigation.  On the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any kind whatsoever with respect to the Company or the Stockholder issued by a court or governmental agency (or other governmental or regulatory authority) of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby or making consummation thereof unduly burdensome to the Company or the Stockholder.  On the Closing Date and immediately prior to consummation of the transactions contemplated by this Agreement, no proceeding or lawsuit shall have been commenced, be pending or have been threatened by any governmental or regulatory agency or authority or any other person with respect to the transactions contemplated by this Agreement.
(h)           Closing Balance Sheets. At Closing, the Company shall have delivered to the Purchaser balance sheets of the Company as of the date that is two (2) days prior to the Closing Date prepared by the Company in accordance with GAAP and reasonably acceptable to the Purchaser (the “Closing Balance Sheet”) and a bank statement or other evidence reasonably satisfactory to the Purchaser that, as of the Closing Date, the net cash balances in the Company’s bank accounts equal or exceed $50,000.

(i)             Employment Agreement.  The Stockholder shall have executed and delivered the employment agreement by and among the Company and the Stockholder in substantially the form of attached hereto Exhibit 5.1(i) and dated the Closing Date to become effective on the Closing Date.

(j)             G4. On or prior to the Closing Date, the Stockholder shall have assigned, transferred, delivered and contributed all of the shares of capital stock of G4 to the Company and shall provide evidence thereof to the Purchaser at or prior to Closing.

(k)           Delivery of Documents and Other Information.  Prior to the Closing Date, the Company shall have made available or delivered to the Purchaser all of the agreements, contracts, documents and other instruments required to be delivered pursuant to the provisions of this Agreement.

5.2          Conditions to Obligations of the Company and the Stockholder.  The obligations of the Company and the Stockholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, which may be waived in whole or in part by the Company and/or the Stockholder to the extent permitted by law:

(a)           Copies of Resolutions.  At the Closing, the Purchaser shall have furnished the Company with certified copies of resolutions duly adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of the terms of this Agreement and all other necessary or proper corporate action to enable the Purchaser to comply with the terms of this Agreement.

(b)           Accuracy of Representations and Warranties; Performance of Covenants.  Each of the representations and warranties of the Purchaser was true, correct and complete in all respects when made and shall also be true, correct and complete in all respects at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date.  The Purchaser shall have performed and complied with in all respects all agreements and covenants required by this Agreement to be performed by the Purchaser at or prior to the Closing Date.

(c)           Delivery of Officers' Certificates.  The Purchaser shall have delivered to the Company and the Stockholder a certificate, dated the Closing Date and signed by the Chief Executive Officer of the Purchaser, affirming that:  (i) the representations and warranties of the Purchaser as set forth in Section 3.2 of this Agreement and referred to in Subsection 5.2(b) above were and are true, correct and complete as required by Subsection 5.2(b) above; and (ii) the conditions set forth in this Section 5.2 have been satisfied.  The Purchaser shall also have delivered a certificate signed by the Secretary of the Purchaser with respect to the authority and incumbency of the officers of the Purchaser executing this Agreement and any documents required to be executed or delivered in connection therewith.

(d)           Purchase Price.  At the Closing, subject to the terms and conditions of this Agreement (including but not limited to Section 4.7), the Purchaser shall have delivered to the Stockholder the Warrant Consideration, the Acquisition Note and Five Year Note representing the Purchase Price.

(e)           Consents and Waivers.  On or prior to the Closing Date, any and all necessary consents, authorizations, orders or approvals described in Subsection 3.2(d) shall have been obtained, except as the same shall have been waived by the Company and the Stockholder.

(f)            Litigation.  On the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any kind whatsoever with respect to the Purchaser issued by a court or governmental agency (or other governmental or regulatory authority) of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated herein or making the consummation thereof unduly burdensome to the Purchaser.  On the Closing Date, no proceeding or lawsuit shall have been commenced, threatened or be pending or by any governmental or regulatory agency or authority or any other person with respect to the transactions contemplated by this Agreement.

(g)           Employment Agreement.   The Company shall have executed and the Company and the Purchaser shall have delivered the employment agreement by and between the Company and the Stockholder in substantially the form attached hereto Exhibit 5.1(i) and dated the Closing Date to become effective on the Closing Date.

ARTICLE VI

INDEMNIFICATION AND CLAIMS

6.1          Indemnification by the Company and the Stockholder.

(a)           Subject to Section 3.3 hereof, the Company and the Stockholder hereby agree, jointly and severally, to indemnify and hold harmless the Purchaser and its affiliates (together the "Indemnified Parties") against and in respect of all damages, claims, losses and expenses (including, without limitation, attorneys' fees and disbursements) reasonably incurred by the Purchaser (all such amounts may hereinafter be referred to as the "Damages") arising out of:  (i) any misrepresentation or breach of any warranty made by the Company or the Stockholder pursuant to the provisions of this Agreement or in any statement, certificate or other document furnished by the Company or the Stockholder pursuant to this Agreement; and (ii) the nonperformance or breach of any covenant, agreement or obligation of the Company or the Stockholder contained in this Agreement which has not been waived by the Purchaser.  The Stockholder shall have no right to seek contribution from the Company in the event that they are, or either of them is, required to make any payments hereunder.

(b)           Subject to Section 3.3 hereof, the Company and the Stockholder shall be obligated to indemnify the Indemnified Parties pursuant to this Section 6.1 with respect to claims for Damages as to which the Indemnified Parties shall have given written notice to the Company and the Stockholder on or before the close of business on the sixtieth day following the second anniversary of the Closing Date.  The Company and the Stockholder shall be obligated to indemnify the Indemnified Parties with respect to claims for Damages arising out of any misrepresentation or breach of warranty made by the Company or the Stockholder relating to taxes as to which the Indemnified Parties shall have given notice on or before the close of business on the sixtieth day following the later of:  (i) the expiration date of the statute of limitations applicable to any indemnified federal, state, foreign or local tax liability; or (ii) the final determination of any such tax liability, including the final administrative and/or judicial determination thereof.

(c)           Notwithstanding the indemnification provided pursuant to Subsection 6.1(a) above, no amount shall be payable in indemnification hereunder or under any other provision of this Agreement unless the aggregate amount of such Damages in respect of which the Company or the Stockholder would be liable, but for operation and application of the provisions of this Section 6.1(c), exceeds on a cumulative basis Fifty Thousand Dollars ($50,000) and then only to the extent of such excess.

(d)           In any case where the Company or the Stockholder have indemnified an Indemnified Party for any Damages and such Indemnified Party recover from third parties all or any part of the amount so indemnified by the Company or the Stockholder, such Indemnified Party shall promptly pay over to the Company or the Stockholder, as the case may be, the amount so recovered.

6.2          Claims Against Indemnified Parties.  With respect to claims or demands by third parties, whenever an Indemnified Party shall have received notice that such a claim or demand has been asserted or threatened which, if valid, would be subject to indemnification under Section 6.1 hereof, such Indemnified Party shall as soon as reasonably possible and in any event within thirty (30) days of receipt of such notice, notify the Company and the Stockholder of such claim or demand and of all relevant facts within its knowledge which relate thereto.  The Company and/or the Stockholder shall then have the right at their own expense to undertake the defense of any such claims or demands utilizing counsel selected by the Company or the Stockholder, as the case may be, and approved by the Purchaser, which approval shall not be unreasonably withheld.  In the event that the Company or the Stockholder should fail to give notice of the intention to undertake the defense of any such claim or demand within sixty (60) days after receiving notice that it has been asserted or threatened, the Indemnified Party shall have the right to satisfy and discharge the same by payment, compromise or otherwise and shall give written notice of any such payment, compromise or settlement to the Company and the Stockholder.

6.3          Right of Offset.  In the event that the Company or the Stockholder may be required to pay monies in indemnification to any Indemnified Party pursuant to any indemnification provision of this Agreement, such Indemnified Party shall have the right to offset any amounts which are owed to it in indemnification by the Company or the Stockholder against any amounts which are payable by such Indemnified Party to the Company or the Stockholder, as the case may be, provided however, that nothing set forth in this section shall relieve the Indemnified Party of its obligations to make payments (subject to reduction for offsets as provided herein) under this Agreement when due.

6.4	Indemnification by the Purchaser.

(a)           Subject to Section 3.3 hereof, the Purchaser hereby agrees to indemnify and hold harmless the Company and the Stockholder against and in respect of all damages, claims, losses and expenses (including without limitation, attorneys' fees and disbursements) reasonably incurred by the Company or the Stockholder with respect thereto (all such amounts may hereinafter be referred to as "Seller Damages") arising out of:  (i) any misrepresentation or breach of any warranty made by the Purchaser pursuant to the provisions of this Agreement or in any statement, certificate or other document furnished by the Purchaser pursuant to this Agreement; and (ii) the nonperformance or breach of any covenant, agreement or obligation of the Purchaser which has not been waived by the Company and the Stockholder collectively.

(b)           Subject to Section 3.3 hereof, the Purchaser shall be obligated to indemnify the Company and/or the Stockholder, as the case may be, pursuant to this Section 6.4 only with respect to claims for Seller Damages as to which the Company or the Stockholder shall have given written notice to the Purchaser on or before the close of business on the sixtieth day following the second anniversary of the Closing Date.

(c)           Notwithstanding the indemnification provided pursuant to Subsection 6.4(a) above, no amount shall be payable by the Purchaser in indemnification hereunder or under any other provision of this Agreement unless the aggregate amount of Seller Damages in respect of which the Purchaser would be liable, but for operation and application of the provisions of this Subsection 6.4(c), exceeds on a cumulative basis Fifty Thousand Dollars ($50,000) and then only to the extent of such excess.

(d)           In any case where the Purchaser has indemnified the Company or the Stockholder for any Seller Damages and the Company or the Stockholder recover from third parties all or any part of the amount so indemnified by the Purchaser, the Company or the Stockholder, as the case may be, shall promptly reimburse to the Purchaser the amount paid by the Purchaser to the Company or the Stockholder, as the case may be, up to the amount so recovered.

(e)           Claims Against the Company or the Stockholder.  With respect to claims or demands by third parties, whenever the Company or the Stockholder shall have received notice that such a claim or demand has been asserted or threatened, which, if valid, would be subject to indemnification under Section 6.4 hereof, the Company or the Stockholder, as the case may be, shall as soon as reasonably possible and in any event within thirty (30) days of receipt of such notice, notify the Purchaser (and the Stockholder in the event that the Company receives such notice) of such claim or demand and of all relevant facts within its knowledge which relate thereto.  The Purchaser shall have the right at its expense to undertake the defense of any such claim or demand utilizing counsel selected by the Purchaser.  In the event that the Purchaser should fail to give notice of its intention to undertake the defense of any such claim or demand within sixty (60) days after receiving notice that it has been asserted or threatened, the Company or the Stockholder, as the case may be, shall have the right to satisfy and discharge the same by payment, compromise or otherwise and shall give written notice of any such payment, compromise or settlement to the Purchaser.

6.5          Disclosure Generally.  If and to the extent any information required to be furnished in any schedule is contained in this Agreement or in any schedule attached hereto, such information shall be deemed to be included in all Schedules in which the information is required to be included.  The inclusion of any information in any schedule attached hereto shall not be deemed to be an admission or acknowledgment by the Company or the Stockholder, in and of itself, that such information is material to or outside the ordinary course of the business of the Company.

6.6          Acknowledgment by Purchaser.  The representations and warranties by the Company and the Stockholder contained in this Agreement and exhibits and schedules hereto constitute the sole and exclusive representations and warranties of the Company and the Stockholder to the Purchaser in connection with the transactions contemplated hereby.

ARTICLE VII

TERMINATION AND REMEDIES FOR BREACH OF THIS AGREEMENT

7.1          Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual consent of the parties hereto, provided that such consent to terminate is manifested in writing and is signed by each of the parties hereto.

7.2          Termination for Failure to Close.  This Agreement may be terminated by the Purchaser, the Company or the Stockholder if the Closing shall not have occurred by April __, 2011, provided that, the right to terminate this Agreement pursuant to this section shall not be available to any party whose failure to fulfill any of its obligations hereunder has been the cause of or resulted in the failure to consummate the transactions contemplated hereby by the foregoing date.

7.3          Termination by Operation of Law.  This Agreement may be terminated by the Purchaser, the Company or the Stockholder if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated hereby illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and nonappealable.

7.4          Termination for Failure to Perform Covenants or Conditions.  This Agreement may be terminated prior to the Closing Date:

(a)           by the Purchaser if:  (i) any of the representations and warranties made in this Agreement by the Company or the Stockholder shall not be true and correct, when made or at any time prior to consummation of the transactions contemplated hereby as if made at and as of such time; (ii) any of the conditions set forth in Section 5.1 hereof have not been fulfilled by the Closing Date; (iii) the Company or the Stockholder shall have failed to observe or perform any of their respective obligations under this Agreement; or (iv) as otherwise set forth herein; or

(b)           by the Company or the Stockholder if:  (i) any of the representations and warranties of the Purchaser shall not be true and correct when made or at any time prior to consummation of the transactions contemplated hereby as if made at and as of such time; (ii) any of the conditions set forth in Section 5.2 hereof have not been fulfilled by the Closing Date; (iii) the Purchaser shall have failed to observe or perform any of its obligations under this Agreement; or (iv) as otherwise set forth herein.

7.5          Effect of Termination or Default; Remedies.  In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, provided that, such party is a Non-Defaulting Party (as defined below).  The foregoing shall not relieve any party from liability for damages actually incurred as a result of such party's breach of any term or provision of this Agreement.

7.6          Remedies; Specific Performance.  In the event that any party shall fail or refuse to consummate the transactions contemplated by this Agreement or if any default under or beach of any representation, warranty, covenant or condition of this Agreement on the part of any party (the "Defaulting Party") shall have occurred that results in the failure to consummate the transactions contemplated hereby, then in addition to the other remedies provided herein, the non-defaulting party (the "Non-Defaulting Party") shall be entitled to seek and obtain money damages from the Defaulting Party or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that, the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party's failure, refusal, default or breach.  In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and attorneys' fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

ARTICLE VIII

MISCELLANEOUS

           8.1           Fees and Expenses.  The Stockholder and the Company shall pay their own respective expenses and the Purchaser shall pay its own expenses incident to execution, delivery and performance of the terms of this Agreement and the consummation of the transactions contemplated hereby.

8.2           Modification, Amendments and Waiver.  The parties hereto may amend, modify or otherwise waive any provision of this Agreement by mutual consent, provided that such consent and any amendment, modification or waiver is in writing and is signed by each of the parties hereto.

8.3           Assignment.  Neither the Company, nor the Stockholder or the Purchaser shall have the authority to assign its respective rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that the Purchaser may assign all or any portion of its rights hereunder without the prior written consent of the Company or the Stockholder to any affiliate of the Purchaser (including any wholly-owned subsidiary) or to any lender, bank or other financial institution providing financing to the Purchaser in connection with consummation of the transactions contemplated hereby and the Company and the Stockholder shall execute such documents as are necessary in order to effectuate such assignments.

8.4           Burden and Benefit.  This Agreement shall be binding upon and, to the extent permitted in this Agreement, shall inure to the benefit of the parties and their respective successors and assigns.  In the event of a default by the Company or the Stockholder of any of their respective obligations hereunder, the sole and exclusive recourse and remedy of the Purchaser shall be against the Company and the Stockholder, as the case may be, and any of the Company's or such Stockholder’s assets.  In the event of a default by the Purchaser of any of its obligations hereunder, the sole and exclusive recourse and remedy of the Stockholder and the Company shall be against the Purchaser and its assets; under no circumstances shall any officer, director, stockholder or affiliate of the Purchaser be liable in law or equity for any obligations of the Purchaser hereunder.

8.5           Entire Agreement.  This Agreement and the exhibits, schedules, lists and other documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements with respect thereto, whether written or oral.

8.6           Governing Law; Construction.  This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia, without regard, however, to such jurisdiction's principles of conflicts of laws.  The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and the related transaction documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement and the related transaction documents or any amendments hereto.

8.7           Notices.  All notices, requests, demands and other communications hereunder shall be given in writing and shall be:  (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.  The respective addresses to be used for all such notices, demands or requests are as follows:

If to the Company, to:	Government-Buys, Inc.
7900 Wisconsin Avenue
Suite 303
Bethesda, MD 20814
Attn: President
Facsimile No.: (301) ___-____
	Email:	____________________

with a copy to:	Laura E. Jordan, Esq.
The Capital Law Firm, PLLC
4702 Wisconsin Ave., NW
Washington, DC 20016

If to the Stockholder, to:	Gary Block

Facsimile No.: (301) 653-1601
Email: garyb@govbuys.com

If to the Purchaser, to:	Ariel Way, Inc.
4201 Connecticut Avenue, N.W.
Suite 407
Washington, DC 20008
Attn: Chief Executive Officer
Facsimile: (703) 991-0841
Email: adunhem@arielway.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice.  If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery), unless sender confirms receipt through personal contact, in which case such communication shall be deemed delivered upon such confirmation; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

8.8           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

8.9           Rights Cumulative.  All rights, powers and privileges conferred hereunder upon the parties, unless otherwise provided, shall be cumulative and shall not be restricted to those given by law.  Failure to exercise any power given any party hereunder or to insist upon strict compliance by any other party shall not constitute a waiver of any party's right to demand exact compliance with any of the terms or provisions hereof.

8.10         Severability of Provisions.  The provisions of this Agreement shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable.  Such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are valid and enforceable and which are as similar as possible in term and intent to those provisions deemed to be invalid, void or otherwise unenforceable.  Notwithstanding the foregoing, the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

8.11        Headings.  The headings set forth in the articles and sections of this Agreement and in the exhibits and the schedules to this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

8.12        Remedies.  It is acknowledged that Section 4.1(j) is of a unique nature and of extraordinary value and of such a character that a breach thereof by the Stockholder may result in irreparable damage and injury to the Purchaser for which the Purchaser may not have any adequate remedy at law.  Therefore, the non-breaching party shall be entitled to seek a decree of specific performance against the breaching party, or such other relief by way of restraining order, injunction or otherwise as may be appropriate to ensure compliance with this Agreement.  The remedies provided by this Section 8.12 are non-exclusive and the pursuit of such remedies shall not in any way limit any other remedy available to the parties with respect to this Agreement, including, without limitation, any remedy available at law or equity with respect to any anticipatory or threatened breach of the provisions hereof.

8.13        Confidentiality. The Company, the Purchaser, and the Stockholder each recognize that they have received and will receive confidential information concerning the other during the course of the negotiation of the transactions contemplated by this Agreement and preparation of the related transaction documents. Accordingly, the Company, the Purchaser and the Stockholder each agrees (a) to use its or his respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the transactions contemplated by this Agreement. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law.

8.14         No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date and year first above written.

ATTEST:	ARIEL WAY, INC.

/s/ Dean V. Schauer	By:	/s/ Arne Dunhem
Arne Dunhem
Chief Executive Officer

WITNESS:	STOCKHOLDER:

/s/ Dean V. Schauer	Signed:	/s/ Gary Block
Gary Block

ATTEST:	GOVERNMENT-BUYS, INC.

/s/ Dean V. Schauer	By:	/s/ Gary Block

	Name:	Gary Block

	Title:	President and CEO